As Filed with Securities and Exchange Commission on _____________, 2002

                      Registration No. ___ - _____



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       CAPITOL GROUP HOLDINGS CORPORATION
           (Exact name of the registrant as specified in its charter)

           Nevada                          6552                   33-0830828
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number)  Identification No)


4600 East Sunset Road, Suite 320    4600 East Sunset Road, Suite 320
Henderson, Nevada 89014             Henderson, Nevada 89014
(702) 948-5500                      (702) 948-5500
(Address and telephone number of    (Address of principal place of business or
 principal executive offices)       intended principal place of business)


Mr. Frank J. Dobrucki                          With a Copy to:
Capitol Group Holdings Corporation             Norman T. Reynolds, Esq.
4600 East Sunset Road, Suite 320               1401 McKinney, Suite 1900
Henderson, Nevada 89014                        Houston, Texas 77010
(702) 948-5500 (Office)                        (713) 752-4512 (Office)
(702) 948-5501 (Facsimile)                     (713) 752-4221 (Facsimile)
(Name, address and telephone
number of agent for service)


         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement has been declared effective.


         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ X ]


         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

-------------- -------------- ----------------- ----------------- --------------
Title of Each  Amount         Proposed Maximum   Proposed Maximum   Amount of
Class of       To             Offering           Aggregate          Registration
Securities to  Be             Price              Offering           Fee
Be Registered  Registered     Per Share (1)      Price
-------------- -------------- ----------------- ----------------- --------------
-------------- -------------- ----------------- ----------------- --------------
Common Stock,  6,000,000 (2)  $1.00              $6,000,000       $552.00
par value
$0.001
per share
-------------- -------------- ----------------- ----------------- --------------
-------------- -------------- ----------------- ----------------- --------------
Common Stock,  27,500,000 (3)  $1.00             $27,500,000      $2,530.00
par value
$0.001
per share
-------------- -------------- ----------------- ----------------- --------------
----------------------------------------------------------------- -------------
Total Registration Fee                                             $3,082.00
----------------------------------------------------------------- -------------
     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
     (2) Represents the number of shares of the common stock of Capitol Group Holdings Corporation to be sold from time to time pursuant to this registration statement by Capitol Group Holdings Corporation.
     (3) Represents an estimated 2,175,028 newly issued shares of the common stock of Capitol Group Holdings Corporation to be distributed to the stockholders of U.S. Microbics, Inc. and 25,324,972 shares to be sold from time to time by some of our existing stockholders pursuant to this registration statement.


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.








                       CAPITOL GROUP HOLDINGS CORPORATION
                            Cross-Reference Sheet
                      Showing Location in the Prospectus of
                   Information Required by Items of Form SB-2




         Form SB-2 Item Number and Caption                Location in Prospectus

1.       Front of Registration Statement and
            Outside Front Cover of Prospectus............. Outside Front Cover
                                                           Page
2.       Inside Front and Outside Back Cover
            Pages of Prospectus........................... Inside Front Cover
                                                           Page; Outside Back-
                                                           Cover Page
3.       Summary Information and Risk Factors............. Prospectus Summary
                                                           Risk Factors;Business
4.       Use of Proceeds.................................. Use of Proceeds
5.       Determination of Offering Price.................. Outside Front Cover
                                                           Page
6.       Dilution......................................... Dilution
7.       Selling Security Holders......................... Selling Stockholders
8.       Plan of Distribution............................. Plan of Distribution
                                                           and Terms of Offering
9.       Legal Proceeding................................. Business-Litigation
10.      Directors, Executive Officers, Promoters
            and Control Persons........................... Business; Management-
                                                           Executive Officer and
                                                           Directors
11.      Security Ownership of Certain Beneficial
            Owners and Management......................... Principal Stckholders
12.      Description of Securities........................ Description of
                                                           Securities
13.      Interest of Named Experts and Counsel............ *
14.      Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities................................... Description of
                                                           Securities-Certain
                                                           Provisions of the
                                                           Articles of Incor-
                                                           poration and Bylaws
15.      Organization Within Last Five Years.............. Business
16.      Description of Business.......................... Business
17.      Management's Discussion and Analysis
            or Plan of Operation.......................... Management's Discus-
                                                           sion and Analysis of
                                                           Financial Condition
                                                           and Results of
                                                           Operations
18.      Description of Property.......................... Business-Properties-
                                                           Facilties
19.      Certain Relationships and Related
            Transactions.................................. Certain Transactions
20.      Market for Common Equity and Related
            Stockholder Matters........................... Price Range of Common
                                                           Stock and Dividend
                                                           Policy; Description
                                                           of Securities
21.      Executive Compensation........................... Management-Executive
                                                           Compensation
22.      Financial Statements............................. Financial Statements
23.      Changes in and Disagreements with
            Accountants on Accounting and
            Financial Disclosure.......................... *

-----------------------
(*)   None or Not Applicable










                SUBJECT TO COMPLETION, DATED ______________, 2002

Prospectus
                  ______________, 2002


                       CAPITOL GROUP HOLDINGS CORPORATION

               Shares of Common Stock, Par Value $0.001 Per Share

o We are offering up to a total of 6,000,000 shares of our common stock at a price of $1.00 per share.

o The shares of our common stock offered by means of this prospectus will be sold on a "best efforts" basis by Mariner Investment Group, a licensed broker-dealer which will be paid a commission on all of our shares sold by means of this offering. In addition, some of our officers and directors may sell some of our shares, but they will not be compensated for any of our shares sold by them.

o There is no minimum number of shares that we have to sell. All money received from this offering will be placed in an escrow account and withdrawn in $25,000 increments for our immediate use. There will be no refunds.

o The offering to the new investors will be until __________, 2002, and may be extended for an additional period up to _______, 2002, if we choose to do so.

o In addition, we are registering the distribution of an estimated 2,175,028 shares of our common stock by U.S. Microbics, Inc., one of our stockholders, as a dividend, to certain of its stockholders. There will be no charge for the distribution of our shares and we will receive no proceeds as a result of the distribution.

o The shares of our common stock are not currently listed for sale on any exchange, although we do plan to have our shares quoted on the OTC Bulletin Board upon the effective date of this prospectus.

o Finally, this prospectus also relates to the aggregate resale of 25,324,972 shares of our common stock held by some of our current stockholders, all of which may be sold from time to time by the selling stockholders.

------------------------ ------------ --------------- ----------------------
                          Offering                     Proceeds, before
                          Price        Commissions     expenses to Capitol
                                                       Group Holdings
------------------------ ------------ --------------- ----------------------
------------------------ ------------ --------------- ----------------------
Per Share...............  $1.00         $0.025         $0.975
------------------------ ------------ --------------- ----------------------
------------------------ ------------ --------------- ----------------------
Total Maximum Offering..  $6,000,000    $150,000       $5,850,000
------------------------ ------------ --------------- ----------------------

                      This investment involves risks. See "Risk Factors" beginning on page 3 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            MARINER INVESTMENT GROUP






                                TABLE OF CONTENTS

Prospectus Summary..........................................................1
------------------
Risk Factors................................................................3
------------
The Spin-Off................................................................6
------------
Use of Proceeds.............................................................8
---------------
Determination of Offering Price.............................................9
-------------------------------
Plan of Distribution and Terms of the Offering..............................9
----------------------------------------------
Price Range of Common Stock and Dividend Policy.............................10
-----------------------------------------------
Dilution....................................................................11
--------
Capitalization..............................................................13
--------------
Management's Discussion and Analysis of Financial Condition and Results
-----------------------------------------------------------------------
of Operations...............................................................14
-------------
Business....................................................................16
--------
Management..................................................................19
----------
Certain Transactions........................................................20
--------------------
Principal Stockholders......................................................21
----------------------
Description of Securities...................................................21
-------------------------
Certain Provisions of Our Articles of Incorporation and Bylaws..............22
--------------------------------------------------------------
Selling Stockholders........................................................25
--------------------
Spin-Off Shares.............................................................27
---------------
Shares Available for Future Sale............................................34
--------------------------------
Legal Matters...............................................................34
-------------
Experts.....................................................................34
-------
Where You Can Find More Information.........................................34
-----------------------------------
Index to Financial Information..............................................35
------------------------------


                                       -i-






                               PROSPECTUS SUMMARY

Introduction

     If you are a stockholder of U.S. Microbics, Inc., we have sent this document to you because you were an owner of the common stock of U.S. Microbics on July 3, 2002. U.S. Microbics plans to spin-off (the "Spin-Off") to its stockholders as a stock dividend an estimated 2,175,028 shares it owns in Capitol Group Holdings (the "Spin-Off Shares"). No action is required on your part to participate in the Spin-Off and you do not have to pay any cash or other consideration to receive your Spin-Off Shares. Unless the reference is to U.S. Microbics, Inc., all references to "we," "us," "our," or "Capitol Group Holdings" in this prospectus means Capitol Group Holdings Corporation following our merger with Applied Microbics Technology, Inc.

     This document describes our business, the relationship between U.S. Microbics and Capitol Group Holdings, and how this transaction affects U.S. Microbics stockholders. This document also provides other information to assist U.S. Microbics stockholders in evaluating the benefits and risks of holding or disposing of the Spin-Off Shares that they will receive in the Spin-Off.

     If you are a prospective purchaser of our stock, this prospectus provides information to assist you in evaluating the benefits and risks of purchasing and holding our shares.

Capitol Group Holdings

     Capitol Group Holdings Corporation, a Nevada corporation incorporated on March 12, 2002, is engaged in the business of the development and sale of affordable energy efficient housing to senior citizens. On September 5, 2002, we merged with and into Applied Microbic Technology, Inc., a dormant Nevada corporation incorporated on November 20, 1998 and controlled by U.S. Microbics, Inc. The name of the merged company was changed to Capitol Group Holdings Corporation.

Corporate Information

     Our principal executive offices are located at 4600 East Sunset Road, Suite 320, Henderson, Nevada 89014. Our telephone number is (702) 948-5500 and fax number is (702) 948-5501. Our e-mail address is info@capitolghc.com. Our Internet web site is located at www.capitolghc.com.

The Spin-Off

     U.S. Microbics, Inc., one of our stockholders, will distribute to certain of its stockholders of record approximately 2,175,028 shares of our common stock it owns. The distribution will be one share of our stock for every 18 shares of U.S. Microbics stock held on July 3, 2002. No fractional shares will be issued.


                                        1




The Offering

     The following information assumes that we will sell all 6,000,000 shares of our common stock being offered by means of this prospectus, although we may terminate this offering at any time before all of the shares are sold. You should be aware that shares being sold by Capitol Group Holdings do not include any of our shares which may be sold by some of our selling stockholders.

Common stock offered for sale by
Capitol Group Holdings.............   Up to 6,000,000 shares.

Common stock to be issued as a
dividend by U.S. Microbics, Inc.
to its stockholders...............     Approximately 2,175,028 shares.

Common stock to be outstanding
after this offering if all
6,000,000 shares are sold..........   56,000,000 shares; includes 50,000,000
                                      shares currently outstanding and 6,000,000 shares to be sold in this offering to new investors.The 50,000,000 shares includes the 2,175,028 shares to be issued as a dividend by U.S. Microbics, Inc. to its stockholders.


Use of proceeds, if all 6,000,000
shares are sold..............          o   Approximately $235,000 for payment of
                                           commissions and other expenses
                                           relating to this offering.
                                       o
                                           Approximately $5,765,000 for payment
                                           of development costs, general and
                                           administrative expenses,and working
                                           capital.

Proposed OTC Bulletin Board symbol         CGHC

Risk Factors

         The U.S. Microbics stockholders should be aware of certain risks relating to the Spin-Off and the business of Capitol Group Holdings, which are described beginning on page 3 in this prospectus. If you are a prospective purchaser of our shares, you should consider the risk factors before investing in our common stock and the impact from various events which could adversely affect our business.



                                        2




                                  RISK FACTORS

         You should carefully consider each of the following risks and all of the other information in this prospectus. Some of the following risks relate principally to the Spin-Off while other risks relate mainly to our business plan. Finally, other risks relate chiefly to the securities markets and ownership of our common stock. If any of the following risks and uncertainties develops into an actual event, our business, financial condition, or results of operations could be materially and adversely affected. If that happens, the trading price of our common stock could decline.

Risks Relating to our Business Plan and Securities

Going concern issues

         Our auditors have issued a going concern opinion, which means that there is doubt that we can continue as an ongoing business for the next 12 months. Unless we can raise additional cash, we may not be able to achieve our objectives and may have to suspend or cease operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We have an extremely limited operating history

         We have no significant operating history upon which an evaluation of our future success or failure can be made. We just recently commenced our operations. See "Business - Our History."

Likely future losses

         Based upon current plans, we expect to incur operating losses in future periods due to the expenses associated with the development and marketing of our properties. Due to the uncertainty of selling our properties to senior citizens, you should expect that it will be some time, if ever, before we generate any revenues or any profits. Failure to generate revenues will cause us to go out of business. See "Business."

Unpaid property taxes

         Valle Vista Development Corporation, owned and controlled by Frank J. Dobrucki, our majority stockholder, chief executive officer, and director, sold to us on March 28, 2002, some 1,000 lots which we intend to use in our projected development. At the time that Valle Vista Development Corporation acquired the land, there was an unpaid compromised tax assessment with respect to the land. The previous owner had reached an agreement dated August 27, 1999 with the Mohave County, Arizona Board of Supervisors in which a tax compromise of $500 per lot totaling $500,000 for the 1,000 lots was reached for previously unpaid taxes, plus interest and penalties amounting to $2.27 million.

         The compromised tax assessment agreement provided that in the event the owner or any successors in interest default in any payment required under the agreement, the county may after 30 day's written notice declare that they are in default of said agreement and can restore any compromised taxes, and proceed with legal remedies available under the Mohave County tax code or any such other remedy which may be available to the county. The previous owner was in default as of September 15, 1999. As of the date of this prospectus, Mohave County has not issued any notice of default or taken any action to enforce its remedies.

         We believe the unpaid tax obligation will be repaid with the proceeds of this offering. In the event we cannot raise enough money before Mohave County moves to enforce its rights, we would not be able to pay the back taxes, the land would be sold at a foreclosure action, and our business plan would fail.

The value of your stock could be worthless, if we cannot raise enough money to implement our business plan

         We may not have enough money to realize our anticipated goals as outlined in this prospectus. We expect to raise enough money to satisfy our cash needs for 12 months, by means of this offering to new investors. If it turns out that we have not raised enough money, we will try to raise other funds from another public offering, a private placement, or loans. At the present time, we have not made any plans to raise further money and there is a possibility that we would be unable to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease our operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

                                        3

Our management owns a significant amount of our common stock, giving them influence or control in corporate transactions and other matters, and their interests could differ from those of our other stockholders

         As of the date of this prospectus, our directors and executive officers, beneficially own approximately 48 percent of our outstanding common stock. Following the Spin-Off, even if we sell all 6,000,000 shares offered by this prospectus, some of our directors and executive officers will own or control a controlling percentage of our stock. Consequently, they will continue to be in a position to significantly influence or control the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of any amendment to our articles of incorporation or bylaws, and the approval of mergers and other significant corporate transactions. Their control of Capitol Group Holdings may delay or prevent a change of control on terms favorable to the other stockholders and may negatively impact the voting and additional rights of our other stockholders. See "Principal Stockholders" and "Certain Provisions of Our Articles of Incorporation and Bylaws."

Our articles of incorporation and bylaws and applicable Nevada law contain provisions that could discourage an acquisition or change of control of Capitol Group Holdings

         Our articles of incorporation authorize our board of directors to issue preferred stock and common stock without stockholder approval. If our board of directors elects to issue additional shares of our stock, it could be more difficult for a third party to acquire control of Capitol Group Holdings. Similarly, provisions of Nevada corporate law, our articles of incorporation and bylaws may delay, or prevent a tender offer or takeover attempt that a stockholder might consider in his best interest, including attempts that might result in a premium over the market price for our common stock. These provisions include a denial of cumulative voting rights and restrictions on the ability of our stockholders to call special meetings.

No public market exists

         Although the issuance of the shares of our common stock with respect to the Spin-Off and the sale of our stock to new investors is being registered under the Securities Act of 1933, as amended, and we expect to have our shares quoted for sale on the OTC Bulletin Board, there can be no guarantee that an active trading market in our shares will develop, and if developed, that a trading market will be sustained. If a market should develop, the price may be highly volatile. Factors such as those discussed in this "Risk Factors" section may have a significant impact upon the market price of the securities to be distributed by us. Many brokerage firms may not be willing to participate in transactions in a security if a low price develops in the trading of the security. Even if a purchaser finds a broker willing to effect a transaction in our securities, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of our securities as collateral for any loans.

Shares of our common stock may be "penny stocks"

         At all times when the current market price per share of our common stock is less than $5.00, our shares of common stock will be considered "penny stocks" as defined in the Securities Exchange Act of 1934, as amended. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of our common stock being issued under this prospectus. In addition, the penny stock rules adopted by the Securities and Exchange Commission under the Exchange Act would subject the sale of shares of our common stock to regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling penny stocks must, prior to effecting the transaction, provide their customers with a document which discloses the risks of investing in penny stocks.


                                        4

         Furthermore, if the person purchasing penny stocks is someone other than an accredited investor, as defined in the Securities Act, or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in penny stocks. Accordingly, the SEC's rules may limit the number of potential purchasers of shares of our common stock. Moreover, various state securities laws impose restrictions on transferring penny stocks, and, as a result, investors in our common stock may have their ability to sell their shares impaired.

We have conflicts of interest

         Our directors and officers, are, or may become in their individual capacities, officers, directors, controlling stockholders and/or partners of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, effort, and corporate opportunity involved in participation with other business entities. The amount of time which our officers and directors will devote to our business may be limited. It is not anticipated that any other business interests will be ones that are, or will be, in competition with us. See "Management" and "Certain Transactions."

Risk Factors Relating to the Spin-Off

Federal tax consequences of the Spin-Off to U.S. Microbics and its stockholders

         Neither we nor U.S. Microbics have requested a ruling from the Internal Revenue Service relating to the tax consequences of the Spin-Off. We believe that the Spin-Off will be taxable to U.S. Microbics and to its stockholders. If it is determined that the Spin-Off is taxable, then:

o U.S. Microbics, Inc. would recognize a gain equal to the excess of the fair market value of our common stock distributed to its stockholders over its basis in our common stock; and

o Each United States holder of U.S. Microbics common stock would be generally treated as if the stockholder had received a taxable dividend, to the extent of earnings and profits, in an amount equal to the fair market value of our common stock received.

The combined post-Spin-Off value of U.S. Microbics and the Spin-Off Shares may not equal or exceed the pre-Spin-Off value of U.S. Microbics shares

         We cannot assure the stockholders of U.S. Microbics that the combined trading prices of U.S. Microbics common stock and Capitol Group Holdings common stock after the Spin-Off will be equal to or greater than the quotations or any trading price of U.S. Microbics common stock prior to the Spin-Off.

Creditors of U.S. Microbics, Inc. at the time of the Spin-Off may challenge the Spin-Off

         If a court in a lawsuit by an unpaid creditor or representative of creditors of U.S. Microbics, such as a trustee in bankruptcy, were to find that among other reasons, at the time of the Spin-Off, U.S. Microbics or Capitol Group Holdings:

o        Were insolvent;

o        Were rendered insolvent by reason of the Spin-Off;

o Were engaged in a business or transaction for which U.S. Microbics or our remaining assets constituted unreasonably small capital; or

o Intended to incur, or believed it would incur, debts beyond its ability to pay such debts as they matured;

                                        5

the court may be asked to void the Spin-Off (in whole or in part) as a fraudulent conveyance. The court could then require that the stockholders return some or all of the shares of our common stock, or require U.S. Microbics or Capitol Group Holdings, as the case may be, to fund certain liabilities of the other for the benefit of creditors. The measure of insolvency for purposes of this discussion will vary depending upon the jurisdiction whose law is being applied. Generally, however, U.S. Microbics or Capitol Group Holdings would be considered insolvent if the fair value of its assets was less than the amount of its liabilities or if it incurred debt beyond its ability to repay the debt as it matures.

                                  THE SPIN-OFF

Reasons for the Spin-Off

         We believe that the Spin-Off will meaningfully enhance value for U.S. Microbics stockholders in the following ways:

o By making U.S. Microbics a more viable business entity by stripping off an inactive subsidiary;

o By providing an additional opportunity through Capitol Group Holdings to successfully consummate a sound business plan; and

o By diversifying the risks associated with U.S. Microbics' business strategy through adding an additional opportunity.

Manner of Effecting the Spin-Off

         The Spin-Off will be accomplished as quickly as possible following the date of this prospectus by means of a stock dividend paid to the holders of record of U.S. Microbics common stock on July 3, 2002. The Spin-Off ratio will be one share of the common stock of Capitol Group Holdings for every 18 shares of U.S. Microbics common stock held by its stockholders. We estimate that the Spin-Off Shares will total approximately 2,175,028 shares. There will be no fractional shares issued. U.S. Microbics stockholders will not be required to pay for the Spin-Off Shares received in the Spin-Off. Additionally, U.S. Microbics stockholders will not need to surrender or exchange U.S. Microbics common stock in order to receive the Spin-Off Shares. All shares of our common stock received by U.S. Microbics stockholders in connection with the Spin-Off will be fully paid and non-assessable. U.S. Microbics stockholders do not have any appraisal rights in connection with the Spin-Off.

Results of the Spin-Off

         Following the Spin-Off, Capitol Group Holdings will be a separate, publicly-held company. Immediately after the Spin-Off, but before the sale of any of our shares to new investors, based on the number of outstanding shares of U.S. Microbics on July 3, 2002, we will have 50,000,000 shares of common stock outstanding, held by approximately 1,100 record holders. Any of our shares owned by U.S. Microbics not distributed as a dividend to its stockholders will be retained by U.S. Microbics.

         The Spin-Off will not affect the number of outstanding shares of U.S. Microbics common stock or any rights of U.S. Microbics stockholders.

Trading of the Spin-Off Shares

         Following the effective date of our registration statement for this prospectus and the Spin-Off, the Spin-Off Shares to be issued to U.S. Microbics stockholders will be freely transferable, except for shares received by persons who may be deemed our "affiliates" under the Securities Act. See "Shares Available for Future Sale."


                                        6



Material Federal Income Tax Consequences

         Because we have not been engaged in an actual trade or business for a period of five years before the distribution of the Spin-Off Shares (our predecessor company was only incorporated on November 20, 1998), the distribution of our shares to the stockholders of U.S. Microbics will not qualify as tax free under Section 355 of the Internal Revenue Code of 1986, as amended. We believe, based upon the advice of our tax adviser, that the distribution will be a taxable event to U.S. Microbics and to each of its stockholders receiving any of the Spin-Off Shares. Gain (but not loss) would be recognized by U.S. Microbics under Section 311 of the Internal Revenue Code for any excess of the fair market value of Capitol Group Holdings stock on the date of actual distribution over the tax basis to U.S. Microbics of our stock.

         As for U.S. Microbics stockholders who receive Spin-Off Shares, we take the view that the fair market value of the Spin-Off Shares on the date of the Spin-Off should be essentially zero (or not have increased over the negligible book value of the shares as reflected in our financial statements, being approximately $0.01 per share).

         U.S. Microbics has no current or accumulated earnings, and the distribution is being made from excess capital. Each stockholder of U.S. Microbics should reduce the adjusted basis of his U.S. Microbics stock by the fair market value of the distribution to him, and any remaining portion will be treated as capital gain in the same manner as a sale or exchange of the stock. This fair market value is assumed to be $0.01 per share, the estimated book value of Capitol Group Holdings on the dividend date. We have undertaken to advise our stockholders in late 2002 or early 2003 should we deem the fair market value of any of the distributed Spin-Off Shares on the date of distribution to have been different than $0.01 per share or should we discover that U.S. Microbics has had earnings in 2002, which would cause the distribution, to the extent of such earnings, to be taxed as a dividend and as ordinary income.

         In summary, the following material federal income tax consequences to U.S. Microbics stockholders and U.S. Microbics are expected to result from the Spin-Off:

o A U.S. Microbics stockholder will recognize taxable gain or dividend income as a result of the Spin-Off equal to no more than the book value of the Spin-Off Shares, being approximately $0.01 per share.

o A U.S. Microbics stockholder must allocate his pre-distribution tax basis in his U.S. Microbics stock over the U.S. Microbics and Spin-Off Shares according to the relative fair market value of each.

o        U.S. Microbics may recognize minimal gain as a result of the Spin-Off.

         The federal income tax consequences set forth above are for general information only and may not be pertinent to stockholders who receive Spin-Off Shares through the exercise of employee stock options or otherwise as compensation or who are subject to special treatment under the Internal Revenue Code. All stockholders should consult their own tax advisers as to the particular tax consequences which may be relevant to them, including the applicability and effect of state, local, and foreign tax laws.

         Current Treasury regulations require each U.S. Microbics stockholder who receives Spin-Off Shares in the Spin-Off to attach to his federal income tax return for the year in which the Spin-Off occurs, a detailed statement setting forth the data as may be fitting in order to show the applicability of Section 355 of the Internal Revenue Code to the Spin-Off. Capitol Group Holdings, upon written request, will provide the appropriate information to each stockholder of record of U.S. Microbics on July 3, 2002.

         The holding period for the Spin-Off Shares to be received by a U.S. Microbics stockholder in the Spin-Off should include the period during which he held the U.S. Microbics stock on which our common stock is distributed, if the stockholder holds the U.S. Microbics stock as a capital asset on the date of the Spin-Off.

Reasons for Furnishing this Prospectus to the Stockholders of U.S. Microbics

         This prospectus is being furnished to the stockholders of U.S. Microbics solely to provide information to them, subject to the satisfaction of the Spin-Off conditions, about the receipt of Spin-Off Shares as a result of the Spin-Off. It is not, and should not be construed as, an inducement or encouragement to buy or sell any of the securities of Capitol Group Holdings or those of U.S. Microbics. The information contained in this prospectus is believed by us to be accurate as of the date set forth on the front cover. Changes may occur after that date, but we will not update the information except in the normal course of our public disclosure practices or unless required by law.

                                        7

                                 USE OF PROCEEDS

         Our offering expenses will be approximately $110,000, no matter how many shares we sell to new investors. As for our commissions, they will be 2.5 percent of the amount of our stock sold to new investors. After allowing for our offering expenses:

o If we sell only 1,500,000 of our shares, our commission expense will be $37,500, and our net proceeds would be $1,352,500;

o If we sell only 3,000,000 of our shares, our commission expense will be $75,000, and our net proceeds would be $2,815,000;

o If we sell only 4,500,000 of our shares, our commission expense will be $112,500, and our net proceeds would be $4,277,500; and

o If we sell all 6,000,000 shares offered, our commission expense will be $150,000, and our net proceeds would be $5,740,000.

         The following table shows the projected use of net proceeds depending on various levels of sales of our stock to new investors.

                                Amount of Net Proceeds Raised

Allocated Use       $1,352,500     $2,815,000    $4,277,500     $5,740,000
------------------   ----------    ----------    -----------    -----------
Advertising and-
Publicity Expenses   $20,000.00    $30,000.00    $30,000.00     $30,000.00
Grand Opening Costs   20,000.00     30,000.00     30,000.00      30,000.00
Initial Legal-
Expenses              25,000.00     35,000.00     50,000.00      50,000.00
Audit Fees            15,000.00     15,000.00     15,000.00      15,000.00
Office Setup-
Expenses              30,000.00     30,000.00     30,000.00      30,000.00
Initial Operating-
Expenses             100,000.00    120,000.00    150,000.00     180,000.00
Payoff Existing-
First Mortgage        50,000.00    100,000.00    100,000.00     100,000.00
Real Estate Taxes-
Current               77,173.00     77,173.00     77,173.00      77,173.00
Real Estate Taxes-
Old                  200,000.00    500,000.00    500,000.00     500,000.00
                     ----------    ----------   ----------     ------------
Subtotal            $537,713.00   $937,713.00   $982,173.00     $1,012,173


Less Direct Project Related Costs:

Initial Paving-
and Utilities-
Setup Expenses      $200,000.00   $200,000.00   $200,000.00      $ 200,000.00
Furnishing and Setup-
Five Model Homes      50,000.00     50,000.00     50,000.00         50,000.00
Model Homes and-
Inventory For Sale   416,000.00    624,000.00    832,000.00      1,248,000.00
                    -----------  ------------  ------------     --------------
                    -----------  ------------  ------------     --------------
Subtotal            $666,000.00   $874,000.00   $1,082,000.00    $1,498,000.00

Contingencies,Reserves
and Additional Working
Capital            $ 148,787.00  $1,003,287.00  $2,213,327.00    $3,229,827.00
                   ------------  -------------  -------------- ---------------
                   ------------  -------------  -------------- ---------------
Grand Total       $1,352,500.00  $2,815,000.00  $4,277,500.00     $5,740,00.00
                  =============  =============  =============     ============


         The above projected costs are the expenditures we plan to make in connection with the implementation of our program of acquisition and development of a residential subdivision for seniors.

                                                8

         Working capital is the cost related to operating our office. It is comprised of expenses for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, and the salaries for three to five employees, if needed.

         We have allocated a wide range of money for contingencies, reserves and additional working capital. That is because we do not know how much will ultimately be needed for these categories of expenses. Inasmuch as we are working in a new area for development, there are potentially many circumstances which might arise. We must be able to respond to any unexpected contingencies.

                         DETERMINATION OF OFFERING PRICE

         The price of the shares we are offering to new investors was arbitrarily determined in order for us to raise up to a total of $6,000,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value, or other criteria of value, and should not be considered an indication of the actual value of our securities. Among the factors considered were:

o        Our lack of operating history;

o        The proceeds to be raised by this offering;

o The amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholders;

o        Our relative cash requirements; and

o The price we believe a purchaser is willing to pay for our stock.

                 PLAN OF DISTRIBUTION AND TERMS OF THE OFFERING

         The offering price of our stock to new purchasers is $1.00 per share. There is no minimum number of shares that we have to sell. All money received from the offering will be placed in an escrow account and withdrawn in $25,000 increments for our immediate use. As a result, investors who purchase shares early in this offering will be more at risk than investors who purchase later in the offering, inasmuch as the later investors will have more knowledge with respect to the success of our sales efforts. Furthermore, if we decide to terminate the offering before the sale of all 6,000,000 of the shares, it may be that the proceeds raised by us up to the date of termination will not be sufficient for our projected operations. There will be no refunds under any circumstances.

         Subscriptions for the shares offered hereby, other than the Spin-Off Shares, will be solicited on a non-exclusive, "best efforts" basis by Mariner Investment Group, a licensed broker-dealer which is a member of the National Association of Securities Dealers, Inc. There is no firm commitment on the part of Mariner to purchase any of the shares not otherwise sold in this offering. In addition, some of our officers and directors may sell some of our shares. Any of our shares sold by our officers and directors will be subject to the escrow the same as any shares sold by Mariner.

         As compensation for its services for the sale of the shares offered in this prospectus, Mariner will receive from Capitol Group Holdings a commission equal to 2.5 percent of the cash proceeds of this offering generated from the sale of our shares to purchasers, whether sales are made by Mariner or any of our officers and directors. We will pay a commission to Mariner only in those jurisdictions in which it is lawfully qualified to sell the offered shares. Our officers and directors will not be compensated for any of our shares sold by them.

         Although we do not currently contemplate doing so, we may enter into additional relationships with Mariner in the future which could require us to pay commissions or other compensation to Mariner. Since the issuance of the Spin-Off Shares to the stockholders of U.S. Microbics is not a sale and no consideration will be received by us, there will be no compensation paid to any party with respect to the Spin-Off Shares.


                                        9

         Mariner Investment Group will be deemed an "underwriter" as that term is defined in the Securities Act, and any commissions payable to it may be deemed underwriting compensation. We have agreed to indemnify Mariner against certain civil liabilities, including liabilities arising under the Securities Act.

         For details of the distribution of the Spin-Off Shares, see "The Spin-Off."

Offering period and expiration date

         The offering of the shares of our common stock will begin on the effective date of this prospectus and will terminate, if not sooner terminated, at 5:00 p.m., San Diego, California time, on ___, 2002. We may extend the offering period for an additional period expiring ___, 2002 without notice, unless the offering is completed or otherwise terminated by us.

         At any time before the maximum number of 6,000,000 shares have been sold to purchasers, we may terminate this offering if:

o        We determine, in our sole discretion, to terminate this offering;

o Specified actions, usually associated with extremely adverse economic and market conditions, have been taken by the principal national securities exchanges or by governmental authorities; or

o Other events have occurred or are pending or threatened which, in our judgment, materially impair the investment quality of our shares.

Procedures for subscribing for persons other than stockholders of U.S. Microbics receiving Spin-Off Shares

         If you decide to subscribe for any shares in this offering, you must:

o        Execute and deliver a subscription agreement;

o        Deliver a check or certified funds to us for acceptance or rejection;
         and

o All checks for subscriptions must be made payable to "Capitol Group Holdings Corporation Escrow Account."

Right to reject subscriptions

         Subscriptions for the purchase of our shares may be rejected in whole or in part by us for any reason and need not be accepted in the order received. All subscriptions are subject to prior sale. Fully paid subscriptions for shares of our common stock shall be irrevocable by the investors during the offering period. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         As of the date of this prospectus, the shares of our common stock are not quoted for sale in any public market. We currently have 50,000,000 shares of our common stock issued and outstanding, which are held of record and beneficially owned by 47 persons.

         As for our shares which we have agreed to register for resale by means of this prospectus and our shares which may be sold subject to the provisions of Rule 144 under the Securities Act, please see "Selling Stockholders" and "Shares Available for Future Sale."

         We have not paid or declared any dividends on our common stock, nor do we anticipate paying any cash dividends or other distributions on our common stock in the foreseeable future. Any future dividends will be declared at the discretion of our board of directors and will depend, among other things, on our earnings, if any, our financial requirements for future operations and growth, and other facts as our board of directors may then deem appropriate.


                                        10


                                    DILUTION

         The following table reflects the possible dilution to our stockholders depending upon the number of shares we sell to new investors:

                         Percent Owned After the Value of Shares Sold:
Stockholder Category    $1,500,000    $3,000,000   $4,500,000  $6,000,000
--------------------    ----------    ----------   ----------  ----------
Current Stockholders     97.0%         94.3%       91.7%        89.2%
New Investors             3.0%          5.7%        8.3%        10.8%

         If we raise money by means of an offering of our stock at a later time, each of our stockholders' ownership interest in Capitol Group Holdings would be proportionately reduced. None of our stockholders have any preemptive rights to acquire additional shares of our common stock or other securities.

         The unaudited net tangible book value of Capitol Group Holdings on a pro forma basis as of June 30, 2002, was ($674,709), or ($0.013) per share of the common stock. Also, on a pro-forma basis as of June 30, 2002, after giving effect to the sale by us of all 6,000,000 shares offered in this prospectus and the receipt of the net proceeds, the pro forma net tangible book value (deficit) would have been $5,090,291, or $0.091 per share of the common stock. This represents an immediate increase in the pro forma net tangible book value of $0.104 per share to our current stockholders immediately before this offering and an immediate dilution of ($0.856) per share of the common stock to the new investors, other than the holders of the Spin-Off Shares. The following table illustrates this per share dilution.

Offering Price to New Investors.................................         $1.00

  Net Tangible Book Value before the Offering...................        ($0.013)
  Increase Per Share Attributable to Sale of the Shares.........         $0.104

Pro Forma Net Tangible Book Value after the Offering............         $0.091
Dilution of Net Tangible Book Value to New Investors (1)........         $0.856

(1) Dilution is determined by subtracting pro forma net tangible book value after the offering from the offering price.



                                        11


         The following tables summarize on a pro forma basis as of June 30, 2002, and after the sale of various amounts of the shares offered by this prospectus, the total consideration paid, and the average price per share paid to us by investors purchasing shares under this prospectus.

               Number of       Percent                  Percent of     Effective
               Shares          of        Total          Total          Price
               Purchased       Total     Consideration  Consideration  Per
               or Owned        Shares    Paid           Paid           Share

Current-
Stockholders   50,000,000 (1)   97.10      $854,437       36.29        $0.017
New Investors   1,500,000        2.90     1,500,000       63.71        $1.00
               --------------  ------     -----------     -------
Total          51,500,000      100.00     $2,354,437      100.00
               ==========      ======     ==========      ======


               Number of       Percent                  Percent of     Effective
               Shares          of        Total          Total          Price
               Purchased       Total     Consideration  Consideration  Per
               or Owned        Shares    Paid           Paid           Share

Current-
Stockholders   50,000,000 (1)   94.30      $854,437       22.17        $0.017
New Investors   3,000,000        5.70     3,000,000       77.83        $1.00
               -----------     --------  -----------     --------
Total          53,000,000      100.00    $3,854,437      100.00
               ==========      ======    ==========      ======


               Number of       Percent                  Percent of     Effective
               Shares          of        Total          Total          Price
               Purchased       Total     Consideration  Consideration  Per
               or Owned        Shares    Paid           Paid           Share


Current-
Stockholders   50,000,000 (1)   91.70      $854,437        15.96       $0.017
New Investors   4,500,000        8.30     4,500,000        84.04       $1.00
               -----------     --------  -----------      -------
Total          54,500,000      100.00    $5,354,437       100.00
               ==========      ======    ==========       ======

               Number of       Percent                  Percent of     Effective
               Shares          of        Total          Total          Price
               Purchased       Total     Consideration  Consideration  Per
               or Owned        Shares    Paid           Paid           Share

Current-
Stockholders   50,000,000 (1)   89.30      $854,437         12.47      $0.017
New Investors   6,000,000       10.7      6,000,000         87.53      $1.00
               -----------     -------    -----------      ------
Total          56,000,000      100.00    $6,854,437        100.00
               ==========      ======    ==========        ======

(1) The current stockholders of Capitol Group Holdings include the stockholders of U.S. Microbics, following the Spin-Off. See "Business - Our History" and "The Spin-Off."


                                        12

                                 CAPITALIZATION

      The following table describes our total capitalization at June 30, 2002:

o        On an actual basis.

o On a pro forma basis to reflect the sale of various amounts of the shares of our common stock in this offering at an assumed initial public offering price of $1.00 and the application of the estimated net proceeds in the manner described in "Use of Proceeds."

         You should read the following information in conjunction with our financial statements and the accompanying notes, which begin on page F-1 of this prospectus.






                    If $1,500,000 Worth of Shares Sold       Actual  Pro Forma
                    ----------------------------------       ------  ---------
Stockholders' equity (deficit):
  Common stock, $0.001 par value, 300,000,000 shares
  authorized, 50,000,000 shares issued and outstanding,
  actual; 51,500,000 shares issued and outstanding,
    pro forma.............................................   50,000   51,500
  Preferred stock, $0.001 par value, 50,000,000 shares
    authorized, no shares issued and outstanding actual
    or pro forma..........................................     -0-     -0-
  Paid-in-capital.........................................  804,437    2,302,937
Retained earnings (deficit)...............................  (4,428)  (1,357,178)
Total stockholders' equity (deficit)......................  $850,009    $997,259
                                                            ========  ==========
Total capitalization......................................  $854,437  $2,354,437






                      If $3,000,000 Worth of Shares Sold     Actual   Pro Forma
                      ----------------------------------     ------   ---------
Stockholders' equity (deficit):
  Common stock, $0.001 par value, 300,000,000 shares
  authorized, 50,000,000 shares issued and outstanding,
  actual; 53,000,000 shares issued and outstanding,
    pro forma.............................................   50,000    53,000
  Preferred stock, $0.001 par value, 50,000,000 shares
    authorized, no shares issued and outstanding actual
    or pro forma..........................................    -0-       -0-
  Paid-in-capital.........................................  804,437    3,801,437
Retained earnings (deficit)...............................  (4,428)  (2,819,428)
Total stockholders' equity (deficit)...................... $850,009   $1,035,009
                                                           ========   ==========
Total capitalization...................................... $854,437   $3,854,437





                                        13



                      If $4,500,000 Worth of Shares Sold     Actual   Pro Forma
                      ----------------------------------     ------   ---------
Stockholders' equity (deficit):
  Common stock, $0.001 par value, 300,000,000 shares
  authorized, 50,000,000 shares issued and outstanding,
  actual; 54,500,000 shares issued and outstanding,
    pro forma.............................................   50,000    54,500
  Preferred stock, $0.001 par value, 50,000,000 shares
    authorized, no shares issued and outstanding actual
    or pro forma..........................................     -0-       -0-
  Paid-in-capital.........................................   804,437   5,299,937
Retained earnings (deficit)...............................   (4,428) (4,281,928)
Total stockholders' equity (deficit)......................  $850,009  $1,072,509
                                                            ========  ==========
Total capitalization......................................  $854,437  $5,354,437







                      If $6,000,000 Worth of Shares Sold     Actual   Pro Forma
                      ----------------------------------     ------   ---------
Stockholders' equity (deficit):
  Common stock, $0.001 par value, 300,000,000 shares
  authorized, 50,000,000 shares issued and outstanding,
  actual; 56,000,000 shares issued and outstanding,
    pro forma.............................................   50,000    56,000
  Preferred stock, $0.001 par value, 50,000,000 shares
    authorized, no shares issued and outstanding actual
    or pro forma..........................................     -0-      -0-
  Paid-in-capital.........................................   804,437   6,798,437
Retained earnings (deficit)...............................   (4,428) (5,769,428)
Total stockholders' equity (deficit)......................  $850,009  $1,085,009
                                                            ========  ==========
        Total capitalization..............................  $854,437  $6,854,437



                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         Capitol Group Holdings Corporation is a start-up, development stage company. We have not yet generated or realized any revenues from our business operations. Our auditors have issued a going concern opinion, indicating that they believe there is doubt that we can continue as an ongoing business for the next 12 months unless we obtain additional capital to pay our expenses. Their opinion is based on the fact that we have not generated any revenues and no revenues are anticipated unless and until phase development and marketing of lots are commenced. Accordingly, we must raise cash from sources other than the sale of lots, in order to implement our project and stay in business. Our only other source for cash at this time is investments by others in our company.

         In order to meet our need for cash we are attempting to raise money from this offering. Whatever money we do raise, will be utilized as provided in "Use of Proceeds." If we do not raise all of the money we need from this offering, we will have to find alternative sources, such as a second public offering, a private placement of securities, or loans from our officers or others. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely.



                                        14

         Level of Funding. Our proposed operations depend upon the level of our funding from sales of shares of our stock under this offering.
See "Use of Proceeds."

Results of Operations

         For the period from October 1, 2001, through June 30, 2002, we have incurred an operating loss of $(867.00). We had no revenues during that period and our total expenses were $867.00.

Liquidity and Capital Resources

         We anticipate that the funds to be raised by this offering will meet our planned objectives and business operations through December 31, 2003, after which we expect to establish a cash flow from further development and sale of lots sufficient to meet our cash requirements to adequately sustain growth. The costs associated with these activities, as well as our general overhead expenses for that period, are anticipated to be approximately $5,740,000, as described in "Use of Proceeds" on page 8 of this prospectus. Thereafter, we hope to rely on cash flow from operations to satisfy our ongoing cash requirements.

         As discussed by our accountants in the audited financial statements attached to this prospectus, our revenue is currently insufficient to cover our costs and expenses. To the extent our revenue shortfall exceeds our expectations and depletes the proceeds of this offering more rapidly than anticipated, we will be required to raise additional capital from outside investors and/or bank or mezzanine lenders. As of the date of this prospectus, we have not entered into any discussions or negotiations in order to increase the likelihood that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing stockholders.

Forward-Looking Statements

         The foregoing Management's Discussion and Analysis or Plan of Operations contains "forward-looking statements" within the meaning of Rule 175 under the Securities Act, and Rule 3b-6 under the Exchange Act, including statements regarding, among other items, our business strategies, continued growth in our markets, projections, and anticipated trends in our business and the industry in which we operate. The words "believe," "expect," "anticipate," "intend," "forecast," "project," and similar expressions identify forward-looking statements.

         These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, including but not limited to, the following:

o Those risks associated with economic conditions generally and the economy in the area where we have or expect to develop our properties;

o Competitive and other factors affecting our operations, markets, products and services; and

o Risks relating to changes in interest rates and in the availability, cost and terms of financing; risks related to the performance of financial markets; and risks related to changes in domestic laws, regulations and taxes.

         Many of these factors are beyond our control. Actual results could differ materially from these forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will, in fact, occur. We do not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances and other factors discussed elsewhere in this prospectus and the documents to be filed by us with the SEC.


                                        15


                                    BUSINESS

Our Strategy

         Fleetwood Homes is one of the largest builders of manufactured homes. Working closely with Fleetwood and the energy community, Capitol Group Holdings will introduce the first-ever "EnergyStar" manufactured housing development. By taking advantage of the EnergyStar methodologies, home buyers will be able to save substantially on energy costs, while maintaining a comfortable living environment.

         According to the Associated Press, "The senior housing market is expected to triple from $126 billion in 2005 to $490 billion by 2030." We hope to be able to take advantage of this strong growing market by offering what we feel is a well-suited product at a good location.

         In our opinion, the combination of quality manufactured housing and affordable real estate is the key element to providing for the housing needs of the senior community. In addition, development in rural communities, which have adequate services and accessibility, is expected to ensure that our project will not be saddled with burdensome traffic, crime, and pollution found in more developed areas.

         While country club living may be ideal for some - the majority of seniors cannot afford this type of living and should not be forgotten. Our policy is that everybody is entitled to a quality retirement, regardless of financial ability.

Our History

         Capitol Group Holdings Corporation, a Nevada corporation incorporated on March 12, 2002, is engaged in the business of the development and sale of affordable energy efficient housing to senior citizens. Applied Microbic Technology, Inc. was incorporated on November 20, 1998 as a Nevada corporation to license customers in the United States to use microbial blends that are specially formulated for microbially enhanced oil recovery and to provide related technical support services. Since its founding, Applied Microbic Technology has conducted no active business operations.

         At the time of its formation, Applied Microbic Technology was a wholly-owned subsidiary of U.S. Microbics, Inc., a publicly held Colorado corporation. However, before the merger of Applied Microbic Technology and Capitol Group Holdings Corporation, USM Capital Group, Inc., another subsidiary of U.S. Microbics, became the majority stockholder of Applied Microbic Technology.

         On September 5, 2002, Applied Microbic Technology merged with Capitol Group Holdings. The merger agreement provided for the following:

     o After the merger, our stock was owned 88 percent by the former stockholders of the original Capitol Group Holdings Corporation, and 12 percent by the stockholders of Applied Microbic Technology, including U.S. Microbics, Inc. and USM Capital Group, Inc.;

     o The articles of incorporation and bylaws of Applied Microbic Technology became our articles of incorporation and bylaws;

     o The name of the newly merged company was changed to "Capitol Group Holdings Corporation"; and

     o The former officers and directors of Applied Microbic Technology resigned, and the former officers and directors of Capitol Group Holdings Corporation became the current officers and directors of Capitol Group Holdings.


                                        16

Proposed Project

         We have acquired 1,000 residential lots located in Valle Vista Ranch from Valle Vista Development Corp., owned by Frank J. Dobrucki, our founder, president and a director, for the development of our project. The property is located in Kingman, Arizona, 90 miles south of Las Vegas, Nevada, and 30 miles from Laughlin, Nevada. Valle Vista Ranch is a 1,600+ lot residential housing subdivision. All of the lots have been plotted and recorded. All corner markers are in place. Utilities, consisting of water, power, and telephone lines, are located at the property line. All necessary government approvals are in place and the property is ready to be developed.

         Kingman, Arizona offers a peaceful and relaxing place to live free from traffic jams and soaring crime. Moreover, Mohave County where Kingman is located is in a unique position of having plenty of water and services to support growth. However, because there has been little development in the area, the tax base has not increased significantly. We expect that a growth in the senior population will not increase the demand upon the local job market, but will have a positive effect on the tax base of the city and county.

         The weather in Kingman in the summer is usually 10 degrees cooler than Las Vegas, with no snow in the winter. Kingman is also well situated on IH-40, 45 miles to Lake Mead, and 45 miles to the Grand Canyon. We feel the area is well positioned for an active life-style senior population.

         Phase I of our development has one major project defined as "Valle Vista Ranch," where most work will be outsourced to groups well acquainted with management and the identified operations. Our initial funding as a result of this offering will be used to complete the construction of 30 single family homes (five fully furnished models and 25 "ready for sale" inventory homes). In additional, major infrastructure improvements such as road construction and utility extensions will be put in place for future expansion.

         Phase II will focus on developing the community center, retail shopping facilities and beginning the construction of the low income senior rental unit duplex homes. Further development of the single family homes (1,000 total) will continue with the sale of the initial 30 units. In addition to the residential lots, we expect to acquire 18 commercial lots to fully support this new community. To round out the development, we will acquire an additional 500 residential lots to develop 1,000 duplex low-income rental units for seniors. The projected rent for these units will be $375 per month, which will allow Capitol Group Holdings to qualify for government rental assistance for qualified low income seniors. This is expected to ensure an equitable balance for seniors on a broad economic spectrum, and a uniform residential look and provide for balance in the community. The duplex units will consist of 900 square feet with two bedrooms, one bath, laundry facility, living room, dining room and kitchen. The duplex homes will be situated on the same size residential lots as the single family homes.

         The duplex homes will be known as the "Village Homes." There will be a North, South, East and West village. It is our intention to prevent a "project" atmosphere. All residents of the villages and single family homes will have equal access to the community center and all community amenities.

         We plan to acquire five additional sites, equal or greater in size to Valle Vista Ranch within the states of Arizona, California, and Nevada. Currently, two additional projects have been identified, and management is in discussions with the respective owners.

Fleetwood Homes

         Fleetwood Enterprises, Inc. is the nation's largest manufacturer of recreational vehicles and a leading producer and retailer of manufactured housing. Fleetwood was founded in 1950 and has its headquarters in Riverside, California. As of the date of this prospectus, Fleetwood has a 17 percent market share of the manufactured home industry with sales of over 15,033 housing units.

EnergyStar Rating

         One of the important elements of our homes will be the "EnergyStar" rating. The EnergyStar program is a federal guarantee program that states the acceptable monthly cost of heating and cooling of a particular type of structure. The rating for our proposed homes in Valle Vista Ranch will be a "5-Star Gold" rating with a $21 per month guarantee for the cost of heating or cooling. This feature will be standard on all Valle Vista Ranch homes and is expected to give us the opportunity to seek a major media focus.

                                        17

Achieving and Maintaining Profitability

         Our achieving and maintaining profitability and positive cash flow is dependent upon:

o        The generation of ongoing revenues.

o The success in curtailing our anticipated development and marketing costs.

o The capability to compete with more established residential retirement companies.

Dependence on Qualified Personnel

         Our future success depends significantly on the continued service of our senior management, particularly Mr. Dobrucki. The familiarity of Mr. Dobrucki and the other members of management with the residential retirement market make them especially critical to our ability to achieve our goals. The loss of the services of one or more of our key employees could have a significant adverse result on our business. We do not currently have key man insurance.

         Our future success also depends on our ability to attract and retain other experienced management and non-management employees, including salesmen, technical and professional staff. Competition for persons with the requisite qualifications is intense, and we cannot warrant that we will be able to attract or retain a sufficient number of highly qualified employees in the future. Failure to hire and retain personnel in key positions could materially and unfavorably impinge on our business, financial condition, and results of operations.

Marketing

         We have entered into an exclusive real estate listing agreement with Century 21, to market our properties to prospective purchasers. In addition, we expect to create and channel articles of public interest to the national media, and create major pieces of interest based on the EnergyStar program and affordable senior housing. We also will attempt to obtain television exposure and magazine articles, with photographs of our homes placed in national magazines.

Competition

         At present, there are no similar development projects that compare to what we have planned for Valle Vista Ranch. In addition, we feel that we will be unique in our price range and quality-of-life market approach. Moreover, the only lower cost senior housing on the market utilizes independent single family housing units which do not have any senior community services.

Regulation

         Valle Vista Ranch is a fully approved single family subdivision. There are no additional approvals needed to begin development.

Employees

         As of the date of this prospectus, we have one full-time employee and no part time employees. Our employee is not covered by a collective bargaining agreement, and we do not anticipate that any of our employees will be covered by one in the future. If our operations continue to grow as expected, we anticipate hiring as many as five additional employees over the next 12 months, including an in-house marketing person, bookkeeper, purchasing manager, administrative assistant, and customer service representative.

                                        18


Facilities

         We do not currently lease any office space. As the need arises, we will lease facilities which we deem to be adequate for our then current and anticipated operations.

Litigation

         As of the date of this prospectus, we are not involved in any legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

         The following table sets forth information concerning the directors and executive officers of Capitol Group Holdings as of the date of this prospectus:


Name                   Age    Position                           Director Since
----                   ---    --------                           --------------
Frank. J. Dobrucki     42     Chairman, Chief Executive Officer,   2002
                              and President
Bruce Merrin           57     Director                             2002
Lynn Woodrum           34     Director                             2002

         Our executive officers are elected annually by our board of directors. There are no family relationships among our executive officers and directors. See "Certain Provisions of Our Articles of Incorporation and Bylaws" for the manner of election and term of office of our directors.

         We may employ additional management personnel as our board or directors deems necessary. Capitol Group Holdings has not identified or reached an agreement or understanding with any other individuals to serve in management positions. We do not anticipate any difficulty in employing qualified staff.

         A description of the business experience during the past several years for each of the directors and executive officers of Capitol Group Holdings is set forth below.

         Frank J. Dobrucki has been president of Valle Vista Development Corp. since 1997, concentrating on the acquisition, litigation and tax issues regarding the Valle Vista Ranch project in Kingman, Arizona.

         Bruce Merrin has been president of Bruce Merrin Public Relations since 1976, representing celebrities, entertainers and companies nationwide.

         Lynn Woodrum has been president of Silver State Mortgage Corp. since 1994. Silver State Mortgage Corp. is a full service mortgage lending company offering all levels of conventional and government loan packages to home buyers.

         Key employees include:

     o Eldon Pitts, director of manufactured housing. Mr. Pitts will serve as our general contractor. As a 30 year resident of Valle Vista, Mr. Pitts has been responsible for the entire layout of the Valle Vista Subdivision. He will oversee the installation of all utility lines, road preparations, foundations, lot preparation and home installation. Mr. Pitts is the owner of Pitts & Sons Construction and is knowledgeable about the infrastructure network of the Kingman, Mohave County area.

     o Levy Pitts, director of facilities. Mr. Pitts will be responsible for the ongoing customer service warranty business. These items are covered by a comprehensive Fleetwood manufacturer's warranty.


                                        19

     o Joseph Darin, director of operations. Mr. Darin has experience as a customer service manager of a major cable services company. His responsibilities included contractual obligations and maintenance of retail customer accounts. Mr. Darin will head our customer services department, managing the warranty claims of the homeowners and acting as our liaison between Fleetwood Homes and Pitts & Sons Construction to accommodate the needs of the homeowners.

Committees of the Board of Directors

     Our board of directors has created a compensation committee and an audit committee. Neither committee has yet to meet. The compensation committee will make recommendations to the board of directors concerning salaries and compensation for our executive officers and employees. The members of the compensation committee are Messrs. Merrin and Dobrucki. Mr. Dobrucki is the chairman of the compensation committee.

     The audit committee will make recommendations to the board of directors regarding the selection of independent auditors, review the results and scope of audits and other accounting related services, and review and evaluate Capitol Group Holdings' internal control functions. The members of the audit committee are Messrs. Woodrum and Dobrucki. Mr. Woodrum is the chairman of the audit committee.

     Copies of the charters for the compensation committee and the audit committee are attached as exhibits to the registration statement to which this prospectus relates.

Executive Compensation

         As of the date of this prospectus, none of our executive officers receive a salary or any other compensation for the services they provide to Capitol Group Holdings, although they may receive compensation in the future.

Compensation of Directors

         We intend to compensated our directors by issuing them each 200,000 shares of our stock. We have no present plans to provide further compensation, although we may do so in the future. As of the date of this prospectus, we have not issued any shares to Messrs. Merrin and Woodrum.

Stock Options and Warrants

         As of the date of this prospectus, we have not issued any options or warrants to purchase shares or securities convertible into our common stock.

Employment Contracts

     On July 1, 2002, we entered into a five-year employment contract with our president and chief executive officer, and director, Frank J. Dobrucki. The contract provides for an initial salary of $144,000 per year. Mr. Dobrucki has agreed to a confidentiality agreement and a covenant not to compete for five years from the date of the agreement.

                              CERTAIN TRANSACTIONS

         On March 29, 2002, we purchased from Valle Vista Development Corporation, controlled by Mr. Dobrucki, 1,000 lots in exchange for 18,000,000 shares of our common stock. We paid all closing costs and recording fees of approximately $10.00 per lot. The lots were subject to an existing first mortgage having a balance of $100,000 payable to City Valley Trading Company in Las Vegas, Nevada, and delinquent unpaid taxes of approximately $500.00 per lot as covered in a Property Tax Compromise Agreement with Mohave County, dated August, 1999 and three years subsequent taxes.



                                        20


                             PRINCIPAL STOCKHOLDERS

         The following table presents information regarding the beneficial ownership of all shares of our common stock as of the date of this prospectus, by:

o Each person who beneficially owns more than five percent of our outstanding shares common stock;

o        Each director of Capitol Group Holdings;

o        Each named executive officer; and

o        All directors and officers as a group.

                                                         Shares Beneficially
                                                         Owned (2)
Name and Address of Beneficial Owner (1)                 Number         Percent
----------------------------------------                 ------        -------
Frank J. Dobrucki (3)....................................22,500,000....45.0.....
Bruce Merrin................................................-0-......... -0-....
Lynn Woodrum................................................-0-..........-0-....
  All directors and officers as a group (three persons)..22,500,000....45.0.....
                                                         -----------------------
     (1) Unless otherwise indicated, the address for each of these stockholders is c/o Capitol Group Holdings Corporation, 4600 East Sunset Road, Suite 320, Henderson, Nevada 89014. Each person named in the table above has the sole voting and investment power with respect to his shares of our common stock beneficially owned.
(2)  Beneficial ownership is determined in accordance with the rules of the SEC.
(3)  Mr. Dobrucki owns directly 4,500,000 shares of our stock.
     The Dobrucki Family Trust, of which Mr. Dobrucki is the Trustee, but not a beneficiary, owns 18,000,000 of our shares.



                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. The following summary of the material matters relating to our common stock and preferred stock is qualified in its entirety by reference to our articles of incorporation and bylaws, which are attached as exhibits to the registration statement of which this prospectus is a part.

Common Stock

         The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders, including the election of directors. Our stockholders do not have cumulative voting rights. Subject to preferences that may be applicable to any then outstanding series of our preferred stock, holders of our common stock are entitled to receive ratably dividends, if any, as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution, or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to our stockholders after the payment of all our debts and other liabilities, subject to the prior rights of any series of our preferred stock then outstanding. The holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.


                                        21

Preferred Stock

         Our board of directors has the authority, without further action by our stockholders, to provide for the issuance of shares of our preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions on the rights. The preferences, powers, rights and restrictions of different series of our preferred stock may vary with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, purchase funds, and other matters. The issuance of a series of our preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or affect adversely the rights and powers, including voting rights, of the holders of our common stock. Likewise, any issuance may have the effect of delaying, deferring or preventing a change in control of Capitol Group Holdings. As of the date of this prospectus, our board has not authorized the issuance of any preferred stock.

Transfer Agent and Registrar

         The transfer agent for our common stock is Public Ease, 3663, East Sunset Road, Suite 104, Las Vegas, Nevada 89120, telephone (702) 212-8797, and facsimile (702) 796-5650.

         CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

General

         Provisions of our articles of incorporation and bylaws concern matters of corporate governance and the rights of our stockholders, such as the ability of our board of directors to issue shares of our common and preferred stock and to set the voting rights, preferences, and other terms of our preferred stock without further stockholder action. These provisions could also delay or frustrate the removal of incumbent directors or the assumption of control of our board of directors by our stockholders, and may be deemed to discourage takeover attempts, mergers, tender offers, or proxy contests not first approved by our board of directors, which some stockholders may deem to be in their best interests.

Board of Directors

         The business and affairs of Capitol Group Holdings are managed under the direction of our board of directors, which currently consists of three members. The number of members on our board of directors is fixed by, and may be increased or decreased from time to time by, the affirmative vote of a majority of the members at any time constituting our board of directors.

         Newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors resulting from death, resignation, disqualification, removal or other causes shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term for which the new directorship was created or the vacancy occurred and until the director's successor shall have been elected and qualified or until his earlier death, resignation, or removal. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director. Our board of directors may not have less than one member. There is no limit on the maximum size of our board.

         Whenever the holders of any class or series of our capital stock are entitled to elect one or more directors under any resolution or resolutions of our board of directors designating a series of our preferred stock, vacancies and newly created directorships of a class or series may be filled by a majority of the directors then in office elected by the applicable class or series, by a sole remaining director so elected, or by the unanimous written consent, or the affirmative vote of a majority of the outstanding shares of the class or series entitled to elect the directors.


                                        22

         Any director may be removed from office only by the affirmative vote of the holders of a majority of the combined voting power of our then outstanding shares of capital stock entitled to vote at a meeting of stockholders called for that purpose, voting together as a single class.

Meetings of Stockholders

         Our articles of incorporation provide that a special meeting of our stockholders may only be called by:

o        Our president;

o The holders of at least 10 percent of the outstanding shares of our capital stock entitled to vote at the proposed special meeting; or

o Our board of directors by means of a duly adopted resolution.

         Special stockholder meetings may not be called by any other person or in any other manner. Our bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at the special meeting. Our articles of incorporation do not permit our stockholders to take an action by written consent unless the action to be taken and the taking of that action by written consent have been approved in advance by our board of directors.

         Annual meetings of our stockholders will be held on a date and at a place and time designated by our board of directors. Our next annual meeting will be held in 2003.

Limitation of Liability

         Our articles of incorporation provide that any director or officer shall not be personally liable to Capitol Group Holdings or its stockholders for damages as a result of any act or failure to act in his capacity as a director or officer, unless (a) it is proven that his act or failure to act constituted a breach of his fiduciary duties and involved intentional misconduct, fraud, or a knowing violation of law, or (b) such person is a director liable under Section
78.300 of the Nevada Revised Statutes for the payment of an improper distribution by Capitol Group Holdings to its stockholders.

         Indemnification. Our articles of incorporation provide that Capitol Group Holdings shall indemnify anyone who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by Capitol Group Holdings or in its right, by reason of the fact that he is or was a director, officer, employee, or agent of Capitol Group Holdings, or is or was serving at Capitol Group Holdings' request as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if:

o The liability did not result from any act or failure to act which constituted a breach of that person's fiduciary duties in his capacity as a director or officer, and involved intentional misconduct, fraud, or a knowing violation of law; or

o The person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

         Further, our articles of incorporation permit Capitol Group Holdings to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by Capitol Group Holdings or in its right, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of Capitol Group Holdings, or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with defense or settlement of the action or suit, if:

                                        23


o The liability did not result from any act or failure to act which constituted a breach of that person's fiduciary duties in his capacity as a director or officer, and involved intentional misconduct, fraud or a knowing violation of law; or

o The person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests.

         However, Capitol Group Holdings is prohibited from indemnifying any person with respect to any action, suit, or proceeding by a court of competent jurisdiction, if he has been finally adjudged to be liable to Capitol Group Holdings, unless, and only to the extent that, the court of competent jurisdiction determines upon application that the person is fairly and reasonably entitled to indemnification in view of all the circumstances of the case.

         Our bylaws contain similar indemnification and limitation of liability provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Capitol Group Holdings under the indemnification provisions, or otherwise, Capitol Group Holdings is aware that, in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Permitted Combinations

         Our articles of incorporation expressly provide that we will not be governed by Nevada Revised Statutes 78.411 to 78.444, inclusive, which means that we not subject to the restrictions contained in the NRS applicable to mergers and other forms of combinations with holders of 10 percent or more of our stock.

Amendment of Bylaws

         Under our articles of incorporation, our bylaws may be amended by our board of directors or by the affirmative vote of the holders of at least a majority of the combined voting power of the outstanding shares of our capital stock then outstanding and entitled to vote, voting together as a single class.


                                        24



                              SELLING STOCKHOLDERS

         This prospectus also relates to the aggregate resale of 25,324,972 shares of our common stock by our current stockholders, all of which may be sold from time to time by the selling stockholders. Capitol Group Holdings will not receive any proceeds from the resale of any of our common stock by the selling stockholders. The following table sets forth certain information with respect to the resale of our common stock by the selling stockholders.








                            Sales by the Selling Stockholders

                       Shares                             Shares
                       Beneficially   Percent             Beneficially  Percent
                       Owned          Before    Amount    Owned         After
Stockholder            Before Sale    Sale      Offered   After Sale    Sale (1)
-----------            -----------    -----     -------   ----------    --------
                        (1)
Paul J. Bessette        200,000        *         200,000    -0-            -0-
Adolf Dobrucki          700,000        1.4       700,000    -0-            -0-
Luci Cardona            100,000        *         100,000    -0-            -0-
David Abrams            250,000        *         250,000    -0-            -0-
Marta M. Fernandez      100,000        *         100,000    -0-            -0-
Richard Koch             50,000        *          50,000    -0-            -0-
Dean Bennion and-
Leslie Bennion          250,000        *         250,000    -0-            -0-
Alexander & Wade,Inc. 2,450,000        4.9     2,450,000    -0-            -0-
Norman T. Reynolds      400,000        *         400,000    -0-            -0-
William M. Woo          905,000        1.8       905,000    -0-            -0-
Francis A. Zubrowski  1,500,000        3.0     1,500,000    -0-            -0-
Advanced CenturyCorp.   450,000        *         450,000    -0-            -0-
Lisar Inc.              410,000        *         410,000    -0-            -0-
AG Spencer Corp.        130,000        *         130,000    -0-            -0-
Select Commerce Inc.    130,000        *         130,000    -0-            -0-
Wah C. Wong             250,000        *         250,000    -0-            -0-
Edify Capital GroupInc. 170,000        *         270,000    -0-            -0-
Ultra InternationalInc. 270,000        *         270,000    -0-            -0-
A2A Industries Corp.  2,145,000        4.2     2,145,000    -0-            -0-
Michael Patrick       2,400,000        4.8     2,400,000    -0-            -0-
Robert K. Fujita        300,000        *         300,000    -0-            -0-
Crown Holding Corp.     500,000        1.0       500,000    -0-            -0-
Patricia Acevedo        125,000        *         125,000    -0-            -0-
Richard H. Thurber    1,000,000        2.0     1,000,000    -0-            -0-
Michael Natula           25,000        *          25,000    -0-            -0-
Lolita Gatchalian       680,000        1.3       680,000    -0-            -0-
Sik Ming Ip             310,000        *         310,000    -0-            -0-
Commerce Development-
Corporation             250,000        *         250,000    -0-            -0-
Sol Tech Corporation    100,000        *         100,000    -0-            -0-
Vance Anderson        1,150,000        2.3     1,150,000    -0-            -0-
Matthew Wolberd         600,000        1.2       600,000    -0-            -0-
Mark Ellis            1,000,000        2.0     1,000,000    -0-            -0-
Boyd Patrick Donahoo  2,200,000        4.4     2,200,000    -0-            -0-
U.S. Microbics, Inc.    224,972        *         224,972    -0-            -0-
USM Capital Group,Inc 2,350,000        4.7     2,350,000    -0-            -0-
Robert C. Brehm          14,000        *          14,000    -0-            -0-
Mery Robinson           321,500        *         321,500    -0-            -0-
Conrad Nagel             90,500        *          90,500    -0-            -0-
Steve Hopkins            14,000        *          14,000    -0-            -0-
Capri International,Inc 100,000        *         100,000    -0-            -0-
Edify Capital Group,Inc 100,000        *         100,000    -0-            -0-
Mark Holmstedt           10,000        *          10,000    -0-            -0-



                                                25





Michael Holmstedt        40,000        *          40,000    -0-            -0-
Darwin Ting and-
KueiMei Ting            550,000        1.1       550,000    -0-            -0-
BR Investor, LLC         10,000        *          10,000    -0-            -0-

  Total              25,324,972       50.65   25,324,972    -0-            -0-

     *   less than one percent
     (1) Based on 50,000,000 shares of our common stock outstanding on the date of this prospectus.






                                        26



                                 SPIN-OFF SHARES

     U.S. Microbics, Inc. intends to spin-off 2,175,028 shares of our common stock to its stockholders of record as of July 3, 2002. The following table sets forth certain information with respect to the stockholders of U.S. Microbics who will receive shares of our stock as a result of the Spin-Off.







                              U.S. Microbics Stockholders

                                                               Number of Shares
                                                               to be
Stockholder                                                    Received

Steve Abruzzo                                                    333
Gregory Alan Aburns                                                5
ACSI Profit Sharing Plan                                         556
Herbert G. Adcox                                                  42
Agnes M.J. Rasmussen Trust                                     2,222
Jerry W. Ahlberg                                                   1
Alba M. Altube                                                     5
Gloria Ambrosini                                                   3
Victor Androvich                                                  40
Richard Anfuso                                                    28
Arivest Corporation                                            2,778
William H. Ashenbrenner                                           69
Marc Baker                                                     5,555
Art Baker                                                        833
Harry Banks                                                       28
David Baraga                                                     139
Charles E. Barry                                                   1
Lance Bauerlein                                                7,331
Jack Bazz                                                          7
Bruce Beattie                                                 13,889
Hikmat Behnam                                                      6
A Y Behnam                                                         1
Judy Belf                                                          2
Carylyn K. Bell                                                   66
David S. Belz                                                      1
Irving Benjamin                                                    1
James F. Biggs                                                     4
William L. Blaine                                                  4
Alvi B. Blasi                                                      1
Robert J. Blesius                                                  1
Bleu Ridge Consultants                                             4
Boca Investments                                               2,266
Joe A. Boswell                                                   278
BR Investco                                                    1,389
Brasel Family Partners, Ltd.                                       8
Robert C. Brehm                                              274,313
Lindsay Brehm                                                  1,389
Waldemar and Caryl L. Brehm Itf                                  834
Anne Lo Brewer                                                     3
Brobeck, Phileger and Harrison LLP                             5,273
Amanda Brooks                                                      3
Chris Brown                                                       56
Tiffany R. Brown                                                   2
Eric Brown                                                        84

                                        27

Brown Wharton & Co. Inc.                                          11
Chris B. Bruce                                                     1
William J. Bryan Jr.                                               7
Arthur Brykman                                                     6
Gerald G. Bryne                                                    4
Thomas L. Brynwood                                                 4
Roger Buchanan                                                   139
Ted Buder                                                         18
Lavera Burns                                                       1
Calif State Controller                                             7
Malcom Campbell                                                    1
Peter Cardiello                                                    2
Gilbert Cassagnol                                                  2
Thierry Cassagnol                                                  3
Tom A. Cecrle                                                      3
Cede & Co.                                                   784,857
Robert Cerda                                                       4
David H. Chaney                                                    1
Charles Schwab & Co Inc.                                         889
Barry R. Clark                                                  2778
Edwin C. Clark Sr.                                                28
Samuel Ben Haiy Cohen                                             13
Dominic J. Colasito                                            1,333
Common Media Services Inc.                                     3,596
Michael Contreras                                                  1
Robert A. Cook                                                     4
Pat Corbett                                                        2
Richard Coren                                                      1
Sean Coughlin                                                      6
Ernest C. Coulter                                                  4
Elizabeth Crofoot                                                  6
Brett Curry                                                       84
Frank Dabney                                                      28
John P. Demoleas                                               2,780
Bobbie Jean Denny                                                556
Enos Derbonne                                                  2,500
Angela Dipasquale                                                  2
Charles Dittus                                                     2
Charles A. Dittus                                                  9
Donald C. Dittus Ira                                               4
Lou Dubravac                                                       1
Brian Dyson                                                    5,556
Barbara H. Eakie                                                   1
Theresa S. Ehrlich Marital Trust                                  73
Dale E. Einspahir                                                  2
Debra Evers                                                        1
John P. Feighner                                              27,778
Robert L. Ferris                                                   1
Daniel C. Ferrone                                                  7
Fiddlers Company                                               6,667


                                        28


First Bourse Marketing Consultants Inc.                            2
Roger K. Knight First Venture Group Inc.                      35,637
David Fleming                                                      1
Lautic Fordham                                                     2
Forman Defined Benefit Plan                                        2
Bruce E. Franz                                                     1
Tom Freaney                                                       39
Jeri Freidman                                                      2
G.A. Partnership                                                  79
Martin A. Garafalo                                                 3
John D. and Clare C. Garber                                   43,518
Jesse A. Garner                                                  278
Lee Yok Sal Gee                                                    1
Herman L. George Jr.                                               1
Paul Gigante                                                       1
Ray Gilbert                                                      278
R. Andres Girardot                                                20
Joan G. Glasser                                                    2
Edward Gonzalez                                                   74
Nathan Greene                                                      3
Dr. Jose Cosme Guerrero R.                                        56
Anthony Guidice                                                   56
Helen J. Harper                                                    1
David J. Harris                                                   11
Bruce R. Harrison                                                  1
Zuhair Hashim                                                  4,171
Hisham Hashim                                                    204
Robert H. Hawke                                                   20
Ried Haywood                                                       2
James Heath                                                       28
Gary Held                                                          4
G. Gordon Hendrickson                                            389
John Hill                                                      2,778
Judy A. Hinley                                                     3
E. David Hohl                                                      5
Dave Holden                                                    1,111
George Holmes                                                      1
Mark Holmstedt                                                 8,333
Stephen C. Hopkins                                             5,556
Steve and Denise Hopkins Family Trust                         27,778
Gary D. Hornsby                                                    3
Chester O. Houston Jr.                                            17
Harrison Hudson                                                   69
Hulsey Living Trust DTD 12 2 92                                3,333
Allen Hutkins                                                  1,111
Icapital                                                       2,224
James O. Ito                                                       1
Robert Iwasa                                                      17
Mike R. Johnsong                                                   1
Eric Jones                                                         1



                                        29

Dan L. Jones                                                      67
Michael W. Jordan                                             43,982
Cameron L. Karg                                               10,733
Cameron Karg                                                  18,944
Stephen D. Katchen                                                 3
Lawrence Katz                                                      3
Gary Keene                                                         3
Robert L. Kelly                                               22,222
Steven P. Kelly                                                    1
Eugene Kim                                                        56
Julainne Kim                                                      28
Urian Kim                                                         56
Vuryl Klassen                                                  2,778
Donald J. Klee                                                     7
Donald S. Klein                                                  278
Paula M. Knight                                                  556
Jane M. Knight                                                   556
Gail M. Knight                                                   556
Janie Knight                                                       3
Sally M. Knight                                                  556
Lewis Kurtz                                                    1,111
Raymond Lamb                                                       2
Stacey Lapuk                                                       6
Larko                                                          4,000
Fred Laughter                                                  2,770
Lewis Lavey                                                        1
Gabriel Lee                                                       28
James W. Leonard TTEE FBO SBS                                      3
Lucien A. Letteiello                                              28
Michael B. Leve                                                    1
Edward Licho                                                      10
Stephan Liguzinski                                                 1
Robert Lin                                                     1,112
Lincoln Trust Company Custodian Fbo                              556
Norman Litman                                                      1
Ronnie Long                                                       28
Michael Lucci                                                      1
Harold Lucey                                                       8
Thomas E. Lunnon                                                   2
John Lusk                                                         14
Roy Macaluso                                                      14
Darelle Macpherson                                                 1
Angus Macpherson                                                  14
David Maidlow                                                  1,111
Robert W. Maier                                                    7
Troy L. Maness                                                     4
Webb Marcantel                                                 2,223
John W. Marshall                                                   4
Paul E. Maslin                                                     5
Granville Mason                                                    1



                                        30


Norman O. Mauk                                                 2,222
Cheryl Mcclean                                                     2
Levern Mcgee                                                       2
Robert W. Mcginness                                                1
Melba R. Medford                                                 556
Greg Merriam                                                      40
Dori R. Merriam Cust                                               8
Michael Randy Meyerson                                             1
Charlie Meyerson                                                   7
Abram Milechtaich                                                  2
Douglas D. Miller                                                278
Kathleen Miller                                                   28
Bradford Harry Miller                                             39
Behzad Mirzayi                                                13,889
Wayne Mohle                                                        3
Jim Montreuil                                                      4
Louise Morris                                                     28
Richard Morris                                                    28
George H. Moseman                                              2,778
Mountain Truck & Equipment Co.                                    69
Carsten Mueller                                                    1
Claus Mueller                                                      1
Conrad Nagel                                                  24,847
Kathrina B. Nagel                                                 33
Harold Neal                                                      556
Jason Nesseth                                                  2,806
Charles D. Newton                                                  1
Michael Nielsen                                                  139
Lisa Ann Nolta                                                     4
Maria Nonnenmacher                                                 1
Chail Topping Norton                                               3
Richard Nuanes                                                     1
Gary L. Ohlrich                                                    1
Ok Associates Pension Trust                                       14
Chota Oum                                                      6,016
Pacific & Co                                                       7
Me Rene De S Palomares P                                       1,583
Thomas Panko                                                     278
George W. Pankovcin                                                4
Bruce Parks                                                        1
George B. Paspalof                                                56
Dean Patterson                                                   358
George Pay                                                         3
Linda S. Peterson                                                  1
John Pizzoferrato                                                  2
Janet L. Podboy Cust                                               1
Bernard Podrovsky                                                  1
Ronald A. Pratt                                                    3
Robert J. Pratt                                                    2
Prudential Securities Inc.                                         2

                                                31


Quality Surplus Sales                                            694
Gary K. Rasmussen                                              2,681
Gary K. and Doris Abel Rasmussen                                 930
Mark W. Rasmussen                                                 56
Weston Richter                                                 8,333
Robert Riveroll                                                1,667
James C. Roach                                                    42
Robert C. Brehm Consulting Inc.                               36,627
Jeff Roberts                                                   1,075
Dana G. Robinette                                                 42
Mery C. Robinson                                             312,008
Michelle Robinson                                                174
Stella Y. Robinson                                               278
Anthony Romag                                                     28
Laurie Romag                                                   8,361
Stanley Rosenberg                                                  3
Richard G. Ross II                                                 1
Rpt Texas State Treasurer                                         11
Ronald W. Rupp                                                     1
Amber Rushing                                                      6
Donald Rust                                                        2
S W Devanney & Co Inc                                              1
Scott A. Sabins                                               26,861
Scott A. Sabins TTEE                                          56,833
Dan Saletta                                                      303
Sanchez Living Trust                                             139
Julette Scaglione                                                  3
John M. Schlagel                                                 139
John L. Schmidt                                                   69
Peter Schmidt                                                    541
Prudence Serl                                                     42
Joseph Shcop                                                       6
Sierra Pacific King Cola Inc                                       4
Thelma M. Simmons TTEE FBO                                       556
Robert Singer                                                     28
Maurice Slivnick                                                   2
Small Cap Voice.com Inc                                        2,391
Richard C. Smith                                                   1
Robert D. Smith                                                    1
Roger Sokenis                                                      1
Diana Solomon                                                      1
Danial John Spisak                                               556
Jackie Statler                                                     4
Edward J. Stauffer                                             3,876
Jerrold L. Stauffer                                           15,504
Gary Stehle                                                        1
Rene S. Stierli                                                   20
John W. Stoneking                                              1,667
Gilbert and Rosalinda Strange 1988                             7,333
Josephine G. Sullivan                                             56


                                                32

Roy L. Sullivan                                                   56
Susan A. Sullivan                                                 56
William Robert Sullivan Jr.                                       17
Summa Investment Partners Inc                                    556
Swartz Private Equity LLC                                    159,174
SWS Securities Inc FBO                                        13,889
The Brehm Family Trust                                         2,222
The Brehm Family Trust Dated                                   1,389
The McFadden Family Trust DTD 11                                  79
The Mcintyre Family Trust Angela                                  58
Carol Thomas                                                       4
R. Kirk Thomasson                                                  1
Erin Ting                                                        556
Henry S. Ting                                                   1389
Ryan Ting                                                        556
Jack C. Tobin Jr.                                                  7
Albert J. Tolsch                                                   1
John Toruk                                                         1
Ralph T. Behling Ttee                                              2
Brian Edward Tully                                                 3
Darren Patrick Tully                                               3
Uplink Capital Inc.                                            2,778
Tom T.S. Wang                                                    556
Tony Tsung-Tien                                                  833
William Ward                                                       1
Delmar F. Ward                                                     1
Keith L. Wedin M.D. Inc.                                           4
Thomas Guy Westhoff                                            2,778
James Allen Westhoff                                           2,778
R. Thomas Westoff                                              2,778
Vance White                                                      111
Morris Wigman                                                      2
Ludmila Wilkerson                                                 28
John I. Williams                                                 278
William M. Woo                                                 2,294
Jay E. Wright                                                      8
George W.M. Wright Jr.                                         1,111
Jules Lee Wurzel                                                   3
Jeffrey Yee                                                    1,222
Walter Zech                                                        4
Neta Zorn                                                      3,891
                                                           ---------
Total                                                      2,175,028
                                                           =========


                                        33



                        SHARES AVAILABLE FOR FUTURE SALE

         Following the effective date of this prospectus, 33,500,000 shares of common stock will be freely tradable, including:

o        The Spin-Off Shares;

o All 6,000,000 shares being sold to new purchasers, if all of the shares are sold; and

o        The shares registered for resale.

         In addition, we will have shares which are not being registered for sale or resale. Those shares are "restricted securities" as defined in the Securities Act, and are subject to the resale provisions of Rule 144 promulgated under the Securities Act. See "The Spin-Off." Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

         Rule 144 governs resale of "restricted securities" for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates of Capitol Group Holdings may include its directors, executive officers, and any person directly or indirectly owning 10 percent or more of our outstanding common stock. See "Management" and "Principal Stockholders."

         Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from the company or an affiliate of the company. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the company. Resales by our affiliates of restricted and unrestricted common stock are subject to the requirements described in the preceding sentence.

         The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more that the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock which has been held for two years free of the requirements described above.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for us by Norman T. Reynolds, Esq., Houston, Texas.

                                     EXPERTS

         Our financial statements for the period from August 24,2001 to June 30, 2002 included in this prospectus have been so included in reliance on the report of Vasquez & Company LLP, certified public accountants, given on that firm's authority as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to our common stock offered as described in this prospectus. This prospectus constitutes our prospectus filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying from the Public Reference Section of the SEC, located at 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at (800) SEC-0330. The SEC maintains an Internet web site that contains reports, proxy statements and other information regarding Capitol Group Holdings. The address of the SEC web site is http://www.sec.gov.


                                       34

         Capitol Group Holdings has not been previously subject to the reporting requirements of the Exchange Act, although we will become subject to those reporting requirements following the effective date of the registration statement to which this prospectus relates. In accordance with the Exchange Act, we will file reports, proxy statements and other information with the SEC. In addition, we intend to furnish our stockholders with annual reports containing audited financial statements and interim reports as we deem appropriate. No person is authorized by us to give any information or to make any representations other than those contained in this prospectus, and, if given or made, you should not rely upon that information.

         This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implications that there has been no change in the information set forth or incorporated into this prospectus by reference or in our affairs since the date of this prospectus.

         Until ____, 2002 all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                         INDEX TO FINANCIAL INFORMATION

Report of Independent Certified Public Accountants........................F-1
Audited Financial Statements:
  Balance Sheet...........................................................F-2
  Statement of Operations.................................................F-3
  Statement of Cash Flows.................................................F-4
  Statement of Changes in Stockholders' Equity (Deficit)..................F-5
  Notes to Financial Statements...........................................F-6/9






                                        35





                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Capitol Group Holdings Corporation
(formerly known as Applied Microbic Technology, Inc.)
Las Vegas, Nevada

We have audited the accompanying balance sheet of Capitol Group Holdings Corporation (formerly known as Applied Microbic Technology, Inc.) as of September 30, 2000 and September 30, 2001 and the related statements of operations, cash flows and changes in stockholders' equity for the two years ended September 30, 2000 and September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements as of September 30, 2000 and September 30, 2001 and for the two years ended September 30, 2000 and September 30, 2001, present fairly, in all material respects, the financial position of Capitol Group Holdings Corporation (formerly known as Applied Microbic Technology, Inc.) as of September 30, 2000 and September 30, 2001, and the results of its operations, cash flows and changes in stockholders' equity for the two years ended September 30, 2000 and September 30, 2001 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company is a development stage enterprise, and its success is contingent on its ability to raise capital and generate revenue that raise substantial doubt in its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Vasquez & Company LLP
Los Angeles, California
September 3, 2002

                           Capitol Group Holdings Corporation
                 (Formerly Known As Applied Microbic Technology, Inc.)
                           (A Development Stage Company)
                                  Balance Sheet



                                        9/30/2000     9/30/2001       6/30/2002
                                                                     (UNAUDITED)
ASSETS

   Cash                                 $  -           $   -           $   5,497
                                        -----------    ----------      ---------


   Property and Equipment                                                  6,800
   Accumulated Depreciation                                                (368)
                                                                           -----

   Property and Equipment, Net                                             6,432
                                                                           -----


   Land                                                                1,524,718
                                                                       ---------

   Total Assets                          $     -       $     -       $ 1,536,647
                                        ============   ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

  Accounts Payable and Accrued Expenses   $    -          $    -       $   9,465
  Loans Payable to Shareholders               1,845         2,561            -
  Trust Deed Payable                                                     100,000
  Unpaid Compromised Property Tax Assessments                            500,000
  Unpaid Property Taxes                        -               -          77,173
                                              ----          -----         ------

                                              1,845         2,561        686,638
Total Liabilities
                                              ----          ------        ------

Stockholders' Equity(Deficit):


Preferred Stock                                             -                -

Common Stock                                1,000          1,000          50,000
Additional paid-in-capital                    -              -           804,437
Retained (Deficit)                         (1,450)         (2,845)       (3,561)
Net (Loss) For the Period                  (1,395)           (716)         (867)
                                          -------         --------       -------

Stockholders' Equity                       (1,845)         (2,561)       850,009
                                          ---------        -------       -------

Total Liabilities and Stockholders'Equity   $   -        $   -        $1,536,647
                                          ===========     ===========  =========


The accompanying notes to financial statements are an integral part of these financial statements.

                 Capitol Group Holdings Corporation
         (Formerly Known As Applied Microbic Technology, Inc.)
                   (A Development Stage Company)
                      Statement of Operations

                           For the Year         For the Year     October 1, 2001
                                                                 to
                           Ended 9/30/00        Ended 9/30/01    June 30 2002
                                                                  (UNAUDITED)

Revenue                          $    -         $    -               $        -

Operating Expenses:

  Interest Expense                    -              -                       592
  Selling,General&Administrative    1,395           716                      275
                                 -------------  -------------    ---------------

Total Operating Expenses            1,395           716                    867
                                 -------------  -------------    ---------------

Operating (Loss)                   (1,395)         (716)                  (867)


Income Taxes(Benefit)                 -               -                     -
                                 -------------   ------------    ---------------
Net (Loss)                          (1,395)        (716)                  (867)
                                 =============   ============    ===============

Loss Per Common Share
(Basic and Diluted)              $      -        $     -             $      -
                                 ============    ============    ===============

      Weighted Average Common
      Shares Outstanding          1,000,000       1,000,000           4,062,271















             The accompanying notes to financial statements are an integral part of these financial statements.

                   Capitol Group Holdings Corporation
           (Formerly Known As Applied Microbic Technology, Inc.)
                       (A Development Stage Company)
                         Statement of Cash Flows

                              For the Year      For the Year    October 1, 2001
                              Ended 9/30/00     Ended 9/30/01   to June 30, 2002
                                                                (UNAUDITED)

Cash Flows from Operating
Activities:

   Net (Loss) for the Period    $ (1,395)        $   (716)       $      (867)

Adjustments to Reconcile
Net (Loss) to Net Cash Provided
By Operating Activities:

   Depreciation                      -                  -                 91

Increase(Decrease) in:

   Accounts Payable and
   Accrued Expenses, net             -                  -                776
                                  -------             -------           --------

     Net Cash (Used) by
     Operating Activities         (1,395)            (716)                -


Cash Flows Provided (Used)
in Financing Activities:

   Net Cash Acquired                 -                  -              5,497
   Loans From Shareholder          1,395              716                 -
                                 --------            --------          ---------

   Net Cash Provided by
   Financing Activities            1,395              716              5,497
                                 --------            --------          ---------

   Net Increase(Decrease)
   in Cash                           -                   -             5,497


Cash at Beginning of Period          -                   -                -
                                 -----------------------------------------------
Cash at End of Period          $     -            $      -          $  5,497
                               ===========        ============      ============

SUPPLEMENTAL DISCLOSURES OF
CASH FLOWS INFORMATION

Cash Paid During the Period-
for Interest                   $    -             $      -           $    -
Income Taxes Paid              $    -             $      -           $    -

NONCASH INVESTING ACTIVITIES
Assets Acquired: Land               -                    -         $1,524,718
                 Property & Equipment                    -              6,523

NONCASH FINANCING ACTIVITIES:

Assumption of Liabilities                                             688,301

Stock Issued                                                          848,437
                                                                    ------------
Net Cash Acquired                                                   $   5,497
                                                                    ============

The accompanying notes to financial statements are an integral part of these financial statements.

                       Capitol Group Holdings Corporation
              (Formerly Known As Applied Microbic Technology, Inc.)
                          (A Development Stage Company)
             Statement of Changes in Stockholder's Equity (Deficit)




                            Common             Additional             Total
                            Stock              Paid-in-    Retained   Stkholders
               Authorized   Issued    Amount   Capital     (Deficit)  Equity
                                                                     (Deficit)
               ----------   --------- -------  ---------   ---------  ----------
Balance,
October 1,
1999            25,000,000  1,000,000   $1,000   $ -       $(1,450)      $(450)

Net (Loss)
September 30,
2000                  -          -         -       -        (1,395)     (1,395)
                ---------   --------- --------  ---------  ---------  ----------


Balance,
September 30,
2000             25,000,000  1,000,000   1,000      -        (2,845)     (1,845)


Net (Loss)
September 30,2001     -          -         -       -          (716)       (716)
                ----------  ---------  --------  ---------  ----------  --------

Balance,
September 30,
2001             25,000,000  1,000,000    1,000      -        (3,561)    (2,561)


Increase in
authorized and
issuance of
common stock:

June 12, 2002,
UNAUDITED       275,000,000  5,000,000    5,000      -           -         5,000

June 12, 2002,
UNAUDITED             -     44,000,000   44,000    804,437       -       848,437

Net (Loss),
October 1, 2001
to June 30, 2002,
UNAUDITED             -          -          -        -          (867)      (867)
                ----------  -----------  --------  ---------  --------- --------

Balance,
June 30, 2002,
UNAUDITED       300,000,000  50,000,000  $50,000   $804,437  $(4,428)   $850,009
                ===========  ==========  ========  ========= ========== ========








The accompanying notes to financial statements are an integral part of these financial statements.

                       CAPITOL GROUP HOLDINGS CORPORATION
              (FORMERLY KNOWN AS APPLIED MICROBIC TECHNOLOGY, INC.)
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

1.       HISTORY AND ORGANIZATION

Applied Microbic Technology, Inc.("the Company") was incorporated on November 20, 1998, as a Nevada corporation to license customers in the United States to use microbial blends that are specially formulated for microbially enhanced oil recovery (MEOR) in the United States and to provide related technical support services. The Company was a subsidiary of U.S. Microbics, Inc., a publicly held Colorado corporation, and USM Capital Group, Inc., a wholly-owned subsidiary of U.S. Microbics, Inc. The Company has conducted no active business operations from inception. On September 5, 2002, the Company merged with Capitol Group Holdings Corporation, a Nevada corporation devoted to developing and marketing affordable housing to senior citizens. The merger agreement provided for the following:

(a) The surviving corporation (formerly Applied Microbic Technology, Inc.) changed its name to Capitol Group Holdings Corporation.

(b) After the merger, former stockholders of the original Capitol Group Holdings Corporation own 44,000,000 shares of common stock representing 88% common stock of the Company and former stockholders of Applied Microbic Technology, Inc. own 6,000,000 shares of common stock representing the remainder 12% common stock of the Company.

(c) The articles of incorporation and bylaws of Applied Microbic became the articles of incorporation and bylaws of the Company.

(d) The former officers and directors of Applied Microbic Technology, Inc. resigned, and the former officers and directors of Capitol Group Holdings corporation became the current officers and directors of Capitol Group Holdings Corporation.

(e) The surviving corporation (formerly Applied Microbic Technology, Inc.) changesits business to develop and market affordable housing to senior citizens.

The Company is a development stage company and has had limited activity.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reporting period. Accordingly, actual results could differ from those estimates.

LAND

Land is carried at cost and represents 1,000 lots of undeveloped vacant land in Kingman, Arizona.

PROPERTY AND EQUIPMENT

Property and equipment are valued at cost. Depreciation is provided by the straight-line method. Maintenance and minor repairs are charged to operations when incurred. When assets are retired or sold, the related costs and accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in current operations.

                  The estimated useful lives for depreciation are:

                  Computer equipment                                   5 years
                  Furniture and fixtures                               7 years

INCOME TAXES

The Company utilizes Statement of Financial Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The accompanying financial statements have no provisions for deferred tax assets or liabilities.

NET LOSS PER SHARE

The Company has adopted SFAS No. 128 "Earnings Per Share Basic loss per share is computed by dividing the loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed in a manner similar to the basic loss per share, except that the weighted-average number of shares outstanding is increased to include all common shares, including those with the potential to be issued by virtue of warrants, options, convertible debt and other such convertible instruments. Diluted earnings per share contemplates a complete conversion to common shares of all convertible instruments only if they are dilutive in nature with regards to earnings per share. Since the Company has incurred net losses for all periods, and since there are no convertible instruments, basic loss per share and diluted loss per share are the same.

3.       DEVELOPMENT STAGE OPERATIONS AND GOING CONCERN MATTERS

The Company's activities have been devoted to developing a business plan, structuring and positioning itself to take advantage of opportunities available in the senior housing market and raising capital for future operations and administrative functions.

Net loss during the development stage from June 12, 2002 to June 30, 2002 amounts to $867.

The ability of the Company to achieve its business objectives is contingent upon its success in raising additional capital until adequate revenues are realized from operations. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company's cash flow requirements during this period have been met by contributions of capital and debt financing. No assurance can be given that these sources of financing will continue to be available. If the Company is unable to generate profits, or unable to obtain additional funds for its working capital needs, it may have to cease operations.

The financial statements do not include any adjustments relating to the recoverability and classification of assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

4.       INCOME TAXES

No provisions for income taxes have been made because the Company has sustained losses since the commencement of operations. The impact of the deferred taxes benefit is immaterial as of June 30, 2002.

5.       NOTE PAYABLE

In connection with the land acquired on June 12, 2002, the Company has assumed a trust deed payable in the amount of $100,000 secured by the vacant land with a cost basis of $1,524,718. Interest at an annual rate of 12 percent is being accrued until the note is paid in full.

6.       UNPAID COMPROMISED TAX ASSESSMENT

The unpaid compromised tax assessment represents compromised tax assessment on the vacant land consisting of 1,000 undeveloped vacant lots acquired by the Company on June 12, 2002. The previous owner had reached an agreement dated August 27, 1999 with the Mohave County Board of Supervisors in which a tax compromise of $500 per lot totaling $500,000 for said 1,000 lots is reached for previously unpaid taxes plus interest and penalties amounting to $2.27 million. The compromised tax assessment agreement provides that in the event the owner or any successors in interest default in any payment required under the agreement, the county may after 30 day's written notice declare that they are in default of said agreement and can restore any compromised taxes, and proceed with legal remedies available under the Mohave County tax code or any such other remedy which may be available to the county. The previous owner was in default as of September 15, 1999 and the Mohave County has not taken any action to enforce such default condition. The Company believes the unpaid obligation will be repaid with future raised capital of the Company.

7.       UNPAID PROPERTY TAXES

Unpaid property taxes represent unpaid property taxes, interest and penalties on 1,000 lots of vacant land acquired June 12, 2002 for year 1999, 2000, and 2001 as follows:

                                     Amount
                 Year 1999                                  $29,386
                 Year 2000                                    25,507
                 Year 2001                                    22,280
                                                            --------
                          TOTAL                             $77,173
                                                            =======

8.       STOCKHOLDERS' EQUITY

On September 5, 2002, the Company amended its articles to increase the authorized number of common stock from 25 million shares par value $0.001 per share to 300 million shares par value $0.001 per share and the authorized number of preferred stock from 0 to 50 million shares par value $0.001 per share. Pursuant to a merger agreement signed on June 12, 2002, the Company issued 44,000,000 shares common stock in exchange for land, property and equipment with carrying costs of $1,536,738 and liabilities assumed of $688,301 for a net consideration of $848,437.

9.       RELATED PARTY TRANSACTIONS

Office space and services are provided without charge by an officer, director and shareholder. Such costs are immaterial to the financial statements and accordingly, have not been reflected therein.

                                     PART II
                     Information Not Required in Prospectus

Item 24.  Indemnification of directors and officers

         Capitol Group Holdings' articles of incorporation provide that it shall indemnify anyone who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by Capitol Group Holdings or in its right, by reason of the fact that he is or was a director, officer, employee, or agent of Capitol Group Holdings, or is or was serving at Capitol Group Holdings' request as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if:

o The liability did not result from any act or failure to act which (a) constituted a breach of such person's fiduciary duties in his capacity as a director or officer, and (b) involved intentional misconduct, fraud, or a knowing violation of law; or

o Such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, Capitol Group Holdings' best interests, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

         Further, our articles of incorporation permit Capitol Group Holdings to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by Capitol Group Holdings or in its right, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of Capitol Group Holdings, or is or was serving at Capitol Group Holdings' request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with defense or settlement of the action or suit, if:

o The liability did not result from any act or failure to act which (a) constituted a breach of such person's fiduciary duties in his capacity as a director or officer, and (b) involved intentional misconduct, fraud or a knowing violation of law; or

o Such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, Capitol Group Holdings' best interests.

         However, Capitol Group Holdings is prohibited from indemnifying any person with respect to any action, suit, or proceeding by a court of competent jurisdiction if he has been finally adjudged to be liable to Capitol Group Holdings, unless, and only to the extent that, the court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnification in view of all the circumstances of the case.

         Our bylaws contain similar indemnification and limitation of liability provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Capitol Group Holdings under the indemnification provisions, or otherwise, Capitol Group Holdings is aware that, in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.



                                        II-1


Item 25.  Other expenses of issuance and distribution

         The following table sets forth the estimated expenses to be incurred in connection with the distribution of the 33,500,000 shares being registered, including the newly issued shares being sold to new investors, the Spin-Off Shares, and the shares being sold by existing stockholders. The expenses shall be paid by the registrant. No expenses will be paid by the security holders.

SEC Registration Fee............................................$   3,082
Printing and Engraving Expenses.................................    3,000
Selling Commissions.............................................  150,000
Legal Fees and Expenses.........................................   75,000
Accounting Fees and Expenses....................................   10,000
Blue Sky Fees and Expenses......................................    5,000
Transfer Agent Fees.............................................   25,000
Miscellaneous...................................................   10,000
                                                                  -------
    Total....................................................... $281,082
                                                                 ========

Item 26.  Recent sales of unregistered securities

     We have not sold any of our shares for cash. However, Frank J. Dobrucki has given to certain friends and family members various shares our stock owned by him personally. In another instance, Mr. Dobrucki exchanged 1,000,000 of his shares of our stock for 1,000,000 shares held by Mark Ellis in Mr. Ellis' corporation. On one other occasion, our merger with Applied Microbics Technology, Inc., we issued shares to U.S. Microbics, Inc. and USM Capital Group, Inc.

         The issuance of all shares of our common stock was pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and related state private offering exemptions. The individuals were sophisticated investors who took their shares for investment purposes without a view to distribution and had access to information concerning Capitol Group Holdings and our business prospects, as required by the Securities Act. In addition, there was no general solicitation for the purchase of our shares, inasmuch as our securities were delivered to less than 35 non-accredited investors. In each instance, we had a preexisting relationship with every person who received our shares.


                                        II-2



Item 27.  Exhibits

         The following exhibits are filed as part of this registration statement:


   Exhibit No.      Identification of Exhibit

   1.1*             Placement Agreement between Capitol Group Holdings Corpora-
                    tion a Nevada corporation, and Mariner Investment Group,
                    dated August 30, 2002
   2.1*             Plan and Agreement of Merger dated June 12, 2002, between
                    Capitol Group Holdings Corporation, a Nevada corporation,
                    and Applied Microbic Technology, Inc., a Nevada corporation and the surviving entity
   2.2*             Articles of Merger filed September 5, 2002, between Capitol
                    Group Holdings Corporation, a Nevada corporation, and
                    Applied Microbic Technology, Inc.
   3.1*             Articles of Incorporation filed March 12, 2002, by Capitol
                    Group Holdings Corporation, a Nevada corporation
   3.2*             Articles of Incorporation filed November 18, 1998, by
                    Applied Microbic Technology, Inc., a Nevada corporation
   3.3*             Bylaws of Capitol Group Holdings Corporation, a Nevada
                    corporation;
                    Bylaws of Applied Microbic Technology, Inc., a Nevada
                    corporation
   3.4*             Amended and Restated Bylaws of Capitol Group Holdings
                    Corporation (formerly Applied Microbic Technology, Inc., a
                    Nevada corporation)
   3.5              See exhibits 3.1, 3.2, 3.3, and 3.4
   4.1*             Common Stock Certificate - Sample
   4.2*             Preferred Stock Certificate - Sample
   5*               Opinion Regarding Legality
  10.1*             Frank J. Dobrucki Employment Agreement, dated July 1, 2002
  10.2*             Purchase and Sale Agreement, dated March 28, 2002
  11*               Computation of Per Share Earnings
  15*               See Exhibit 23.2
  23.1*             Consent of Counsel (included in Exhibit 5)
  23.2*             Consent of Accountants
  99.1*             Subscription Agreement

*Filed herewith.


Item 28.  Undertakings.


(a)      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                 To include any prospectus required in
                                    Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering;

                                        II-3


(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) That for purposes of determining any liability under the Securities Act, (i) the information omitted from the prospectus filed as part of this registration statement, as permitted by Rule 430A of the Securities Act and to be contained in the form of prospectus to be filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act, shall be deemed to be incorporated by reference into this registration statement at the time it is declared effective, and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the indemnification provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

                                   SIGNATURES

         As required under the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, Nevada, on October 2, 2002.

                                            CAPITOL GROUP HOLDINGS CORPORATION



                                            By    /s/ Frank J. Dobrucki
                                            ------------------------------------
                                            Frank J. Dobrucki
                                            Chairman of the Board



                                       II-4


         As required under the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:



Signature                  Title                                 Date



/s/ Frank J. Dobrucki     Chairman and Chief Executive Officer   October 2, 2002
----------------------
FRANK J. DOBRUCKI

                          Director
/s/ Bruce Merrin                                                 October 2, 2002
----------------------
BRUCE MERRIN

                          Director                               October 2, 2002
/s/ Lynn Woodrum
----------------------
LYNN WOODRUM




                                        II-5